UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

A. Schulman Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3637 Ridgewood Road

Fairlawn, Ohio 44333

October 29, 2015

To Our Stockholders:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, December 11, 2015, at 10:00 a.m. local time, at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333.

Details of the business to be conducted at the Annual Meeting are provided in the attached notice of Annual Meeting of Stockholders and proxy statement. As an owner of our common stock, you are being asked to vote on a number of important matters. First, we are asking you to elect ten directors whose terms will expire at the annual meeting in 2016. Information regarding the proposed director nominees, each of whom is currently serving as a director, is located in the proxy statement. Second, we are asking you to ratify our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016. Third, we are asking you to consider and approve, on an advisory basis, the compensation of certain of our executive officers.

Your vote on these matters is important, regardless of the number of shares you own, and all stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, it is important that your shares of common stock be represented and voted. In order to ensure your shares are represented, we urge you to complete, execute and return the enclosed form of proxy, or to submit your proxy electronically through the Internet or by telephone promptly.

Sincerely,

Bernard Rzepka
President and Chief Executive Officer

3637 Ridgewood Road

Fairlawn, Ohio 44333

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of A. Schulman, Inc. (“A. Schulman” or the “Company”) will be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333, on Friday, December 11, 2015, at 10:00 a.m. local time, for the purpose of considering and acting upon the following matters, all of which are more completely set forth in the accompanying proxy statement:

1.	election of ten directors to our Board;

2.	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016;

3.	approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.	transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.

The Board established October 16, 2015 as the record date for the Annual Meeting, so owners of record of shares of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof. Your Board of Directors recommends that you vote: (i) “FOR” the election of each of the director nominees; (ii) “FOR” the ratification of PricewaterhouseCoopers LLP; and (iii) “FOR” the approval of the compensation of our named executive officers.

By order of the Board of Directors,

DAVID C. MINC
Vice President, Chief Legal Officer and Secretary

Fairlawn, Ohio

October 29, 2015

Your vote is important. Stockholders are requested to complete, date, sign and return the enclosed WHITE PROXY CARD in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (the “Commission”) permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. A. Schulman, Inc. has not instituted householding for stockholders of record; however, a limited number of brokerage firms may have instituted householding for beneficial owners of A. Schulman, Inc. common stock held through such brokerage firms. If your family has multiple accounts holding shares of A. Schulman, Inc. common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of the accompanying proxy statement or A. Schulman’s annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS MEETING TO BE HELD ON DECEMBER 11, 2015

Our proxy statement, our Annual Report on Form 10-K for the year ended August 31, 2015, and our 2015 Annual Report to Stockholders are available at www.proxyvote.com.

3637 Ridgewood Road

Fairlawn, Ohio 44333

PROXY STATEMENT

October 29, 2015

GENERAL INFORMATION

The accompanying proxy is being solicited by the Board of Directors (the “Board” or “Board of Directors”) of A. Schulman, Inc. (“A. Schulman” or the “Company,” although references to we, our and us also refer to A. Schulman) for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 11, 2015, at 10:00 a.m., local time, and any adjournments thereof. The mailing address of the Company’s principal executive offices is 3637 Ridgewood Road, Fairlawn, Ohio 44333. To obtain directions to the location of the Annual Meeting to attend and vote in person, please contact us at (330) 666-3751. We plan to commence mailing a Notice Regarding the Availability of Proxy Materials to our shareholders on or about October 29, 2015. Shareholders who have previously requested the continued receipt of printed proxy materials will receive this proxy statement, together with the related proxy and A. Schulman’s 2015 Annual Report to Shareholders (the “Annual Report”) by mail.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where Will the Annual Meeting Be Held?

Our Annual Meeting will be held on Friday, December 11, 2015, at 10:00 a.m., local time, at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333.

Why Did I Receive These Proxy Materials?

You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that the Company is required to provide to you under the rules of the Commission and is intended to assist you in voting your shares.

Who May Vote at the Annual Meeting?

The Board of Directors has set October 16, 2015 as the “record date” for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on October 16, 2015, there were 29,296,044 shares of our common stock, $1.00 par value, outstanding. Each share of common stock entitles the holder to one vote on each item to be voted upon at the Annual Meeting and there is no cumulative voting.

What Is the Difference Between Holding Shares as a “Stockholder Of Record” and as a “Beneficial Owner”?

If your shares are registered directly in your name, you are considered the “stockholder of record” of those shares. We have sent these proxy materials directly to all “stockholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the stockholder of record for purposes of voting such shares at the Annual Meeting. As the beneficial owner you have the right to direct that organization how to vote the common stock held in your account by following the voting instructions the organization provides to you.

How Do I Vote?

Stockholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	by completing the accompanying proxy and returning it in the envelope provided (if you received physical copies of our proxy materials),

•	by voting telephonically,

•	by voting electronically via the Internet, or

•	by attending the Annual Meeting and voting in person.

For the Annual Meeting, we are offering stockholders of record the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, stockholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern Time, on December 10, 2015.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other stockholder of record, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on October 16, 2015 in order to vote in person.

How Will My Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your shares will be voted:

•	“FOR” the election of each of the director nominees listed under “PROPOSAL ONE — ELECTION OF DIRECTORS,”

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2015 under “PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,” and

•	“FOR” the approval of the compensation of our named executive officers under “PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION.”

Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” Proposals Two, and Three.

Can Other Matters be Decided at The Annual Meeting?

On the date that this proxy statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the persons appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with respect to the same shares,

•	the execution of a later casted Internet or telephone vote with respect to the same shares,

•	giving notice in writing to the Corporate Secretary at A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333, or

•	notifying the Corporate Secretary in person at the Annual Meeting.

If your shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on October 16, 2015. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors, whose notice of annual meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by our directors, officers and employees.

Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. We have engaged Broadridge Financial Solutions, Inc. to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $8,000, plus reasonable distribution and mailing costs.

How Many Shares of Common Stock Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

At least 14,648,023 shares of common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions are counted as present for purposes of determining a quorum. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other stockholder of record how to vote their shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally do not have the same effect as a negative vote on the matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required

• PROPOSAL ONE — ELECTION OF DIRECTORS

•    We have adopted a majority voting policy for the election of directors in uncontested elections. In an uncontested election, director nominees must receive the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the election of individual nominees specified on the proxy and will have no effect other than to be counted for quorum purposes. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on each director nominee. Abstentions will be counted as present and entitled to vote, but will not be counted toward the election of the director nominee indicated and, thus, will have the same effect as a vote against such nominee.

• PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•    The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two.

Proposal	Vote Required

• PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

•    The proposal to approve the resolution regarding the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved and will have no effect other than to be counted for quorum purposes. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to the Company’s named executive officers, or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

When Must Stockholder Proposals for the 2016 Annual Meeting of Stockholders Be Submitted?

Any stockholder who intends to present a proposal at the annual meeting of stockholders in fiscal 2016 must deliver such proposal to our Corporate Secretary at A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333:

•	not later than July 2, 2016, if the proposal is submitted for inclusion in our proxy materials for the meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or

•	not earlier than August 13, 2016 and not later than September 12, 2016, if the proposal is submitted pursuant to our Amended and Restated By-Laws (the “By-Laws”). We reserve the right to exercise discretionary voting authority on such proposals if a stockholder has failed to submit their proposal within the designated time period.

CORPORATE GOVERNANCE

The Board of Directors has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent Company oversight.

Director Independence

Under the corporate governance listing standards of the NASDAQ Global Select Market (“NASDAQ”) and the Corporate Governance Guidelines for the Board of Directors (the “Corporate Governance Guidelines”), a majority of the members of the Board of Directors must satisfy NASDAQ’s criteria for “independence.” The NASDAQ independence standards include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company, to determine whether there are any relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. To be considered independent, the Board of Directors affirmatively determines that the director has no material relationship with the Company, and each independent director individually affirms, respectively, his independence under the NASDAQ standards. The Board has determined that each of the directors and nominees named below, who are all the directors other than Mr. Gingo and Mr. Rzepka, are independent under applicable NASDAQ standards:

Eugene R. Allspach	Lee D. Meyer
Gregory T. Barmore	James A. Mitarotonda
David G. Birney	Ernest J. Novak, Jr.
Michael A. McManus, Jr.	Dr. Irvin D. Reid

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which are available on the Company website at www.aschulman.com. The Corporate Governance Guidelines are intended to assure that director qualifications, committee structure and overall Board processes provide good corporate governance and independent oversight of our management.

Board Committees

The standing committees currently established by the Board of Directors consist of the following: (i) Executive Committee; (ii) Audit Committee; (iii) Compensation Committee; (iv) Nominating and Corporate Governance Committee; and (v) Finance Committee.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board of Directors only when emergency issues or scheduling makes it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next meeting of the Board of Directors. The Executive Committee consists of Messrs. Barmore, Birney, Gingo, Novak, and Rzepka. The Executive Committee held one meeting during the 2015 fiscal year.

Audit Committee

The Audit Committee operates under a written charter that reflects the corporate governance principles advocated by the Commission and the rules and listing standards of NASDAQ. The Audit Committee consists of Messrs. Novak (Chair), Allspach, Barmore, McManus, and Meyer. The primary purposes of the Audit Committee are: (i) to assist the Board of Directors in fulfilling its responsibility to oversee our accounting and financial reporting processes, including the quality and integrity of our financial statements and other financial information we provide to any governmental or regulatory body, the public or certain other users thereof; (ii) to assist the Company in fulfilling our compliance with legal and regulatory requirements; (iii) to analyze and review the qualifications, independence and performance of, and our relationship with, our independent registered public accounting firm; (iv) to analyze and review the performance of Company systems of internal accounting and financial controls; (v) to analyze and review the effectiveness of Company processes of internal auditing; and (vi) to assist the Board in monitoring our independent registered public accounting firm in the annual independent audit of our financial statements and the effectiveness of our internal control over financial reporting. The functions performed by the Audit Committee include: (1) reviewing the financial statements with management and our independent registered public accounting firm before publication; (2) reviewing with management and our independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of our financial statements; (3) reviewing with the Chief Executive Officer and Chief Financial Officer any issues pertaining to the certifications required to accompany the filing of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any other information required to be disclosed in connection therewith; (4) overseeing our internal accounting and financial controls; (5) reviewing legal matters that may have a material impact on our financial statements or compliance policies; (6) establishing procedures for the proper handling of complaints concerning accounting or auditing matters; (7) considering the scope of non-audit services to be performed by our independent registered public accounting firm; (8) reviewing and approving in advance the annual audit plan and scope of work to be performed by the independent registered public accounting firm; (9) overseeing the appointment, compensation, retention and independence of the Company’s independent registered public accounting firm; (10) pre-approving all auditing services and permitted non-audit services to be performed by our independent registered public accounting firm; and (11) reviewing all related party transactions that are required to be reported under Item 404(a) of Regulation S-K. Additionally, the Audit Committee oversees our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, which requires that we establish, maintain and assess adequate internal control structures and procedures for financial reporting.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. We believe that each member of the Audit Committee, as constituted, satisfies this requirement. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions do not assure: (i) that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States); (ii) that our financial statements are presented in accordance with the accounting principles generally accepted in the United States (“GAAP”); or (iii) that our independent registered public accounting firm is in fact “independent.” A more complete description of these and other Audit Committee functions is contained in the Audit Committee’s Charter, a copy of which is available on our website at www.aschulman.com.

The Audit Committee held a total of seven meetings during the 2015 fiscal year. The Audit Committee reviewed with PricewaterhouseCoopers LLP and management our interim financial results prior to the filing of each of our Quarterly Reports on Form 10-Q. The Board has determined that each of the members of the Audit Committee is “independent” as defined under

Rule 5605(a)(2) and Rule 5605(c)(2)(A) of the NASDAQ listing standards. The Board has also determined that the Chair of the Audit Committee, Ernest J. Novak, Jr., is an “audit committee financial expert” as defined in regulations adopted by the Commission.

Compensation Committee

The primary purpose of the Compensation Committee is to supervise and, to the extent consistent with the Corporate Governance Guidelines, exercise the powers of the Board of Directors with respect to overseeing the use of corporate assets in compensating our executive officers. The Compensation Committee consists of Messrs. Barmore (Chair), Birney, Meyer, Mitarotonda, and Novak. The Compensation Committee has overall responsibility for executive succession planning, management development and approving and evaluating the incentive compensation plans, policies and programs of the Company. As set forth in the Compensation Committee’s Charter, the functions to be performed by the Compensation Committee include: (i) setting the salary and other compensation of the Chief Executive Officer and our other executive officers; (ii) reviewing Company incentive compensation pools prior to the annual determination of individual cash and equity-based incentive awards; (iii) approving all employment, change-in-control and severance agreements, as well as all annuity contracts and benefit or perquisite plans or programs (other than broad-based employee plans or programs), which are proposed for executive officers and certain managers; (iv) periodically reviewing our compensation programs and policies to confirm their alignment with our annual and long-term goals and the interests of the stockholders; and (v) administering, implementing and interpreting our long-term incentive plans, which includes the ability to grant stock options, restricted stock, stock appreciation rights, performance incentives, and similar plans and arrangements. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more members of the Committee; provided, however, that such members must conduct business in accordance with the Compensation Committee Charter. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its Charter, the Compensation Committee has the authority to retain special counsel, compensation consultants and other experts as it deems appropriate, to carry out its functions and to approve the retention terms for any such counsel, consultants or experts. A more complete description of these and other Compensation Committee functions is contained in the Compensation Committee’s Charter, a copy of which is available on our website at www.aschulman.com and in the Compensation Discussion and Analysis section of this proxy statement beginning on page 16. The Compensation Committee held eight meetings during the 2015 fiscal year. The Board has determined that each of the members of the Compensation Committee is “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has been, an employee or officer of the Company, and there are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Relationship with Executive Compensation Advisers

As permitted by the Compensation Committee Charter, the Compensation Committee retained the services of Pay Governance, LLC (“Pay Governance”) as its primary outside compensation adviser for fiscal 2015 to provide consulting services with respect to the Company’s compensation practices. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviewed, analyzed and provided advice regarding our executive compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provided information and advice on competitive compensation practices and trends, along with specific views on our executive compensation programs. In its role as compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. Pay Governance did not provide the Company with any consulting services other than those required in the scope of its support of the Compensation Committee. During fiscal 2015 Pay Governance reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate Pay Governance.

During fiscal 2015, the Compensation Committee also engaged the law firm of Vorys, Sater, Seymour and Pease LLP (“Vorys”) to provide certain legal advisory services to the Compensation Committee from time to time. In that role, Vorys reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate Vorys for such services.

The Compensation Committee must consider certain independence factors before selecting compensation consultants and other compensation advisers. In connection with the foregoing, the Compensation Committee reviewed, considered and discussed the relevant factors established by NASDAQ to determine such independence, both through surveying Pay Governance and Vorys, and by soliciting input from the members of the Compensation Committee through our annual director and officer questionnaires. Based on this review, consideration and discussion, the Compensation Committee determined that the work performed and to be performed by Pay Governance as the Committee’s primary compensation adviser for fiscal 2015, and the work performed and to be performed by

Vorys on behalf of the Committee, has not raised and does not raise any conflict of interest. The Compensation Committee also determined that Pay Governance and Vorys qualify as independent for purposes of the Exchange Act and the NASDAQ Corporate Governance Requirements.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are: (i) to identify individuals qualified to become directors; (ii) to recommend to the Board of Directors the candidates for election by stockholders or appointment by the Board to fill a vacancy; (iii) to recommend to the Board of Directors the composition and chairs of Board committees; (iv) to develop and recommend to the Board of Directors guidelines for effective corporate governance; and (v) to lead an annual review of the performance of the Board of Directors and each of its committees. The Nominating and Corporate Governance Committee consists of Messrs. Reid (Chair), Allspach, Birney, Gingo and McManus. A more complete description of these and other Nominating and Corporate Governance Committee functions is contained in the Nominating and Corporate Governance Committee’s Charter, a copy of which is available on our website at www.aschulman.com. The Nominating and Corporate Governance Committee held four meetings during the 2015 fiscal year. The Board has determined that each of the members of the Nominating and Corporate Governance Committee other than Mr. Gingo is “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards. In conformance with those standards and the Charter of the Nominating and Corporate Governance Committee, Mr. Gingo does not vote on matters relating to recommendations to the Board of Directors regarding director nominees or appointments.

Director Nominations

In its role as the nominating body for the Board of Directors, the Nominating and Corporate Governance Committee reviews the credentials of potential director candidates (including potential candidates recommended by stockholders), conducts interviews and makes formal recommendations to the Board for the annual election or interim appointment of directors. In making its recommendations, the Nominating and Corporate Governance Committee considers a variety of factors, including, but not limited to:

•	whether the prospective candidate has demonstrated achievements in business, education or public service or otherwise possesses the requisite intelligence, education and experience to make a significant contribution to the membership of the Board of Directors;

•	whether the prospective candidate will contribute a range of skills and a diversity of perspectives to the Board;

•	whether the prospective candidate possesses the highest ethical standards, a strong sense of professionalism and is prepared to serve the interests of all stockholders; and

•	whether the prospective candidate has the ability and willingness to commit adequate time to Board and committee matters.

As listed above, diversity of viewpoints, background, experience and other demographics are a few of several criteria on which the Nominating and Corporate Governance Committee bases its evaluation of potential candidates for director positions. Although we do not have a specific diversity policy for director candidates, the inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board, and the Nominating and Corporate Governance Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

For those director candidates who are also Company employees, the Nominating and Corporate Governance Committee considers members of the executive management of the Company who have or are in the position to have a broad base of information about the Company and our business. The Board of Directors Candidate Guidelines are attached as Exhibit A to the Corporate Governance Guidelines, a copy of which is available on our website at www.aschulman.com. The Nominating and Corporate Governance Committee has in the past engaged a professional search firm (to which it paid a fee) to assist in identifying and evaluating potential nominees, and may do so again in the future.

The Nominating and Corporate Governance Committee will consider recommendations for nominees to stand for election as director those persons who are recommended in writing by any stockholder in accordance with the Procedures for Stockholders to Recommend Candidates for Directors (which are available on our website at www.aschulman.com). Any stockholder wishing to recommend an individual to be considered by the Nominating and Corporate Governance Committee as a nominee for election as a director should send a signed letter of recommendation to the following address: A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333, Attention: Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. We may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The Nominating and Corporate Governance Committee did not receive any such recommendation from a shareholder for the 2015 Annual Meeting. The Nominating and Corporate Governance Committee does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by Board members, executive officers or other sources.

Finance Committee

The primary functions conducted by the Finance Committee include oversight of the processes that the Company’s executives use to manage, and review of the information and recommendations provided by management with respect to the Company’s capital structure including issuances of debt and equity securities, credit agreements and material changes thereto, short-term investment policy, foreign currency financial exposures and hedging programs, risk management and insurance programs, financial impact of employee plans, dividend and other capital policies and programs, and global treasury and liquidity management strategies. A more complete description of these and other Finance Committee functions is contained in the Finance Committee Charter, which is available on our website at www.aschulman.com. The Finance Committee consists of Messrs. Meyer (Chair), Gingo, McManus, Mitarotonda, and Reid. The Finance Committee held seven meetings during fiscal 2015.

Attendance at Meetings

There were 12 meetings of the Board of Directors during fiscal 2015. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with our Corporate Governance Guidelines, directors are expected to attend all meetings of the Board of Directors (although it is understood that, on occasion, a director may not be able to attend a meeting). Directors are also encouraged to attend the Annual Meeting of Stockholders. All members of the Board of Directors other than Mr. McManus attended the annual meeting of stockholders held on December 11, 2014.

Board Leadership, Non-Executive Chairman, and Lead Independent Director

Joseph M. Gingo has served as Chairman of the Board of Directors since 2008 when he then was serving as President and Chief Executive Officer. The Board of Directors continued the appointment of Mr. Gingo as Chairman during fiscal 2015 after his retirement as President and Chief Executive Officer and after the election of Mr. Rzepka, who became President and Chief Executive Officer of the Company effective January 1, 2015, as a director at the 2014 Annual Meeting of Stockholders. While each of our non-employee directors brings unique experience, oversight and expertise from outside the Company and its industry, the Board of Directors believes that Mr. Gingo’s Company-specific past experiences and expertise uniquely allow him to continue to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success.

While the Board of Directors believes that the continued role of Mr. Gingo as Board Chairman provides a continuity of leadership and expertise at the Board level, and therefore has separated the roles of Chairman and Chief Executive Officer, the Board also recognizes the importance of its responsibility to provide independent oversight of Company management generally, and to make independent performance, risk, and compensation related decisions regarding management. Therefore, to help maintain an appropriate balance between the Board’s focus on strategic development and its independent management oversight responsibilities, the Board has continued the position of Lead Independent Director, which it first created in 2005. David G. Birney currently serves as our Lead Independent Director. In that role, he is responsible for presiding at all executive sessions of the Board of Directors, acting as an active liaison among our independent non-employee directors, maintaining frequent contact with Mr. Gingo as Chairman and Mr. Rzepka as President and Chief Executive Officer, and being advised generally on the progress of Board and committee meetings. Through this long-served role of an active, engaged Lead Independent Director, the Board of Directors continues to believe that it appropriately balances its leadership structure between promoting strategic development and actively overseeing management through independent Board leadership, even with the separation of the roles of Board Chairman fulfilled by Mr. Gingo, and Chief Executive Officer fulfilled by Mr. Rzepka. The Board of Directors also believes that this new leadership structure will continue to further an environment of independent, open and efficient communication with management, which is consistent with the Company’s four guiding principles: Open, Honest, Listen and Accountable.

Board’s Role in Risk Oversight

Our Board of Directors has oversight responsibility of our enterprise risk management (“ERM”), while management is primarily responsible for the day-to-day risk management processes. We face risks in a variety of areas including, but not limited to, strategy, operations, finance, legal, marketing, information technology, human resources, communications and procurement. In order to effectively identify, evaluate and manage our potential risks, the Board of Directors and management have jointly developed an extensive ERM program under which management, with Board oversight, has identified the primary risks facing our business, operations and strategy. As part of the risk identification process, management annually conducts interviews with our key business and functional leaders to help develop and identify risk action items. Thereafter, for each action item, the Board of Directors and management: (i) assign a specific prioritization level; (ii) identify ways to mitigate and manage such action item; and (iii) delegate responsibility to a particular unit or group for addressing each action item. As part of the ERM process, management regularly reports and discusses identified risk action items with the Board or a designated Board committee to which the Board has allocated responsibility to examine identified items arising in a specific committee’s area of responsibility. For example, the Compensation Committee is given responsibility for overseeing risk management with respect to our executive and non-executive compensation programs and practices, including incentive compensation, to help ensure that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on our Company. In addition, while the Board of Directors remains ultimately responsible for ERM oversight, the Board has delegated to the Strategic Committee the responsibility to assist in the Board’s review of management’s ERM process and to help ensure that risk responses are effectively implemented.

Code of Conduct

The Board of Directors has adopted a Global Code of Conduct applicable to our officers and employees and a Director Code of Conduct, each of which is available on our website at www.aschulman.com. To further assure compliance, we maintain a worldwide hotline that allows our employees to report confidentially any suspected violation of our Global Code of Conduct. We intend to satisfy the disclosure requirements regarding an amendment to or a waiver from a provision of our Global Code of Conduct that apply to our executive officers by posting such information on our website at www.aschulman.com.

Executive Sessions

Executive sessions of non-employee directors are held at each meeting of the Board of Directors, including the meetings held during the 2015 fiscal year, unless the circumstances are determined by the Board of Directors to not require an executive session (such as certain special meetings held via teleconference).

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors by mail or courier delivery addressed as follows: A. Schulman, Inc., c/o Corporate Secretary, 3637 Ridgewood Road, Fairlawn, Ohio 44333. In general, the Corporate Secretary will forward all such communications to the Chair of the Nominating and Corporate Governance Committee. The Chair of the Nominating and Corporate Governance Committee will in turn determine whether the communication should be forwarded to other members of the Board of Directors and, if so, forward them accordingly. However, for communications addressed to a particular member of the Board of Directors or the Chair of a particular committee, our Corporate Secretary will forward such communications directly to the Board member so addressed.

Certain Relationships and Related Transactions

Pursuant to the provisions of its Charter, the Audit Committee is charged with evaluating any transaction or series of transactions which involve the Company and a “related person” and the amount involved exceeds $120,000. According to the rules of the Commission, a “related person” is defined as a director, officer, nominee for director, or five percent stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Pursuant to the Audit Committee Charter, all related person transactions must be referred to the Audit Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. During fiscal 2015, there were no related person transactions to be brought before the Audit Committee for approval.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of the common stock to file reports of ownership and changes in ownership with the Commission. To our knowledge, based solely on a review of the copies of such forms received by the Company, the following transaction was not timely filed with respect to fiscal 2015: an acquisition of shares of common stock on January 12, 2015 by Patricia M. Mishic, Executive Vice President, Chief Marketing Officer, upon the vesting of a performance-based equity incentive grant was reported approximately two weeks late due to an internal administrative error.

PROPOSAL ONE — ELECTION OF DIRECTORS

In accordance with the provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our By-Laws, the Board of Directors currently consists of 10 directors, all of which have a term expiring at the Annual Meeting. Our directors each serve for a one-year term and until a successor is duly elected and qualified, subject to the director’s earlier death, retirement or resignation. In accordance with the Certificate of Incorporation and By-Laws, the Board of Directors has fixed the number of directors at ten for terms commencing at the 2015 Annual Meeting. Accordingly, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has re-nominated each of the current ten directors for re-election to serve as directors for a term expiring at the 2016 annual meeting.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless a stockholder requests that voting of that stockholder’s proxy be withheld for any one or more of the nominees for director in accordance with the instructions set forth on their proxy, it is presently intended that shares represented by proxies in the enclosed form will be voted for the election of each of the ten director nominees. All nominees appearing below have consented to being named in this proxy statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a director, an event that the Board of Directors does not now expect, the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees.

We have adopted a majority voting policy for the election of directors in uncontested elections. In an uncontested election, director nominees must receive the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the election of individual nominees specified on the proxy and, thus, will have no effect other than that they will be counted for establishing a quorum. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on each director nominee.

The following sets forth information regarding each nominee for election as a director, including each individual’s age, principal occupation, other affiliations, and business experience during the past five years. In addition, the following information provides the Nominating and Corporate Governance Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee. Information concerning each nominee is based in part on information received from the respective directors and in part from our Company records.

NOMINEES FOR ELECTION AS DIRECTORS

(Term Expiring in 2016)

Eugene R. Allspach, Age 68

Mr. Allspach has served as a director of A. Schulman since May 2010 and is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Allspach currently serves as Senior Vice President, Corporate Development, for TPC Group, Inc. (“TPC”), a producer of specialty chemicals, a position he has held since September 2011. Mr. Allspach has served as the President of E. R. Allspach & Associates, LLC, a company providing consulting services to new business development activities in the petrochemical industry, from 2003 to 2015. From 1997 to 2002, Mr. Allspach served as President and Chief Operating Officer for Equistar Chemicals, L.P., a petrochemical company, and held numerous executive level positions for its predecessor companies from 1982 to 1997. Mr. Allspach served as a director of TPC from 2011 until 2013, and served as a director of ICO, Inc. (“ICO”) from 2008 until its acquisition by A. Schulman in May 2010. Mr. Allspach also serves on the advisory board of The Plaza Group, a privately held petrochemical company, a role he has served since 2005. Mr. Allspach was initially appointed and first re-nominated to the Board of Directors pursuant to the terms and conditions of the 2010 merger agreement between A. Schulman and ICO. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Allspach developed through his more than 35 years of experience in executive management, business development, manufacturing, operations, marketing and process engineering in the petrochemicals industry, as well as his experiences as a director of TPC and ICO, allow him to provide continued financial and industry expertise to the Board of Directors and therefore has nominated him for re-election.

Gregory T. Barmore, Age 73

Mr. Barmore has served as a director of A. Schulman since May 2010 and is the Chair of the Compensation Committee and a member of the Audit Committee. Mr. Barmore is currently retired and serves as a director of Novation Companies, Inc., a specialty finance company, a position he has held since 1996. Previously, Mr. Barmore served as Chairman and Chief Executive Officer of General Electric Capital Mortgage Corporation, a subsidiary of General Electric Capital Corporation, and held numerous executive level positions within the General Electric family of companies from 1966 to 1997. In addition, Mr. Barmore served as a director of ICO from 2004 until its acquisition by A. Schulman in May 2010 and served as Chairman of the ICO Board of Directors from 2005 until 2010. Mr. Barmore was initially appointed and first re-nominated to the Board of Directors pursuant to the terms and conditions of the 2010 merger agreement between A. Schulman and ICO. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Barmore has developed through his financial and corporate governance expertise, experiences as a chief executive officer, public-company director experience, as well as his prior experience as a director of ICO, allow him to provide continued financial and business expertise to the Board of Directors and therefore has nominated him for re-election.

David G. Birney, Age 72

Mr. Birney has served as a director of A. Schulman since 2006, and currently serves as the Company’s Lead Independent Director. Mr. Birney also serves as a member of the Compensation, Nominating and Corporate Governance and Executive Committees. Mr. Birney is currently retired. Previously, Mr. Birney served as President and Chief Executive Officer of Solvay

America, Inc., a subsidiary of Solvay S.A., an international industrial chemical group, and held numerous executive level positions within the Solvay Group from 1978 to 2006. From 2006 to 2011, Mr. Birney served as a director of Tronox Incorporated, a specialty chemical company. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Birney has developed through his experiences as a chief executive officer in the chemicals and plastics industry, public-company director experience, as well his prior service as a director of A. Schulman, including his exemplary service as Chair of the Nominating and Corporate Governance Committee, allow him to provide continued industry and corporate governance expertise to the Board of Directors and therefore has nominated him for re-election.

Joseph M. Gingo, Age 70

Mr. Gingo first served as a director of A. Schulman in 2000. He is currently the Chairman of the Board of Directors, and is a member of the Finance and Nominating and Corporate Governance Committees. Mr. Gingo served as Chairman, President and Chief Executive Officer of A. Schulman from January 2008 through December 2014. Mr. Gingo currently serves as a director of Omnova Solutions, Inc. and OM Group, Inc. Prior to 2008, Mr. Gingo was employed at The Goodyear Tire & Rubber Company for more than 40 years, where he last served as Executive Vice President, Quality Systems and Chief Technical Officer at the Goodyear Tire & Rubber Company. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Gingo has developed through his extensive business and leadership experiences in the tire and rubber industry, as well as his significant leadership accomplishments with A. Schulman, allow him to continue to provide business and leadership insight to the Board of Directors and therefore has nominated him for re-election.

Michael A. McManus, Jr., Age 72

Mr. McManus has served as a director of A. Schulman since 2006 and is a member of the Audit and Nominating and Corporate Governance Committees. Since 1999, Mr. McManus has served as President and Chief Executive Officer of Misonix, Inc., a medical device manufacturer. Previously, Mr. McManus held executive positions with New York Bancorp, Inc., Jamcor Pharmaceutical, Inc., Pfizer, Inc. and Revlon Corp. Mr. McManus currently serves as a director of The Eastern Company, Novavax, Inc. and Misonix, Inc. Mr. McManus also serves on the advisory board of Barington Companies Equity Partners, L.P., an affiliate of Barington Capital Group, L.P., for which James A. Mitarotonda serves as Chairman, President and Chief Executive Officer. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. McManus has developed through his experiences as a chief executive officer, public-company director and his prior service as a director of A. Schulman, allow him to provide continued business and corporate governance expertise to the Board of Directors and therefore has nominated him for re-election.

Lee D. Meyer, Age 66

Mr. Meyer has served as a director of A. Schulman since 2008 and is the Chair of the Finance Committee and a member of the Audit Committee. Since 2006, Mr. Meyer has acted as a consultant to Ply Gem Industries, Inc., a building product manufacturer, and to various investment firms involved in manufacturing companies with processes similar to A. Schulman. Previously, Mr. Meyer served as President and Chief Executive Officer of Ply Gem Industries, Inc. from 2002 through 2006. Mr. Meyer currently serves as a director of Building Material Distributors, Inc., a private company, and previously served as a director of PW Eagle, Inc., formerly a public company manufacturer of plastic pipe. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Meyer has developed through his experiences as a chief executive officer, as a director of companies in similar industries, and through his extensive consulting roles providing manufacturing experience in companies with processes similar to A. Schulman, allow him to provide continued business expertise to the Board of Directors and therefore has nominated him for re-election.

James A. Mitarotonda, Age 61

Mr. Mitarotonda has served as a director of A. Schulman since 2005 and is a member of the Compensation, Finance and Executive Committees. Since 1991, Mr. Mitarotonda has served as the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded. Mr. Mitarotonda currently serves as a director of The Pep Boys — Manny, Moe and Jack, Omnova Solutions, Inc., The Eastern Company, and Barington/Hilco Acquisition Group. During the past five years, he also served as a director of The Jones Group Inc., Ameron International Corporation, Gerber Scientific, Inc., Griffon Corporation, Ebix, Inc., and Sielox, Inc. Our Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Mitarotonda has developed through his experiences as a chief executive officer of investment and investment banking firms, leadership of a hedge fund which has successfully assisted a variety of public companies in improving shareholder value, his multiple current and previous public-company directorships, his prior service as a director of A. Schulman, as well as his status as a significant stockholder of the Company, allow him to provide continued business and corporate governance expertise to the Board of Directors and therefore has nominated him for re-election.

Ernest J. Novak, Jr., Age 70

Mr. Novak has served as a director of A. Schulman since 2003, is the Chair of the Audit Committee and a member of the Compensation Committee. Mr. Novak is currently retired and is a director of BorgWarner, Inc. and FirstEnergy Corp. Prior to his retirement, Mr. Novak served in various positions at Ernst & Young LLP, an international public accounting firm, including as Coordinating Partner for large multinational clients, as a member of the firm’s International Service Delivery and Quality Committee, as Area Industry Leader for manufacturing and, for 17 years, as the Managing Partner of various international offices. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Novak has developed through his educational background in accounting and his professional experiences in performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies, his multiple other public company directorships, as well as his experience as a director of A. Schulman, including his exemplary service as Chairman of the Audit Committee, allow him to provide continued financial and regional business expertise to the Board of Directors and therefore has nominated him for re-election.

Dr. Irvin D. Reid, Age 74

Dr. Reid has served as a director of A. Schulman since January 2009, is the Chair of the Nominating and Corporate Governance Committee and a member of the Finance Committee. Since 2008, Dr. Reid has served as President Emeritus and Eugene Applebaum Professor, Community Engagement, at Wayne State University, a research university located in Detroit, Michigan. Previously, Dr. Reid served as President of Wayne State University from 1997 to 2008. In addition, Dr. Reid previously served two terms on the Board of the Federal Reserve Bank of Chicago (Detroit Branch) from 2003 to 2004 and from 2005 to 2008. Dr. Reid currently serves as a director of Mack-Cali Realty Corporation and, within the past five years, served as a director of The Pep Boys – Manny, Moe and Jack. Dr. Reid serves on the audit committee of Mack-Cali Realty Corporation. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Dr. Reid has developed through his academic experience, his financial and regulatory expertise, as well as his public-company director experience, allow him to provide continued financial and business expertise to the Board of Directors and therefore has nominated him for re-election.

Bernard Rzepka, Age 55

Mr. Rzepka, our President and Chief Executive Officer since January 1, 2015, was first elected to the Board of Directors at our 2014 Annual Meeting and is a member of the Executive Committee. Mr. Rzepka formerly served as Executive Vice President, Chief Operating Officer from April 2013 through December, 2014, and previously served as Vice President, General Manager – Europe since September 2008. From 2002 until 2008, Mr. Rzepka held numerous international leadership positions with the Company. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Rzepka has developed through his significant leadership accomplishments with A. Schulman allow him to provide business and leadership insight to the Board of Directors and therefore has nominated him for election.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of October 16, 2015 (except as otherwise indicated by footnote) regarding the beneficial ownership of shares of common stock by each director and nominee, by each named executive officer employed by the Company on such date, by all directors and executive officers as a group, and by each person known by us to own 5% or more of our common stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

Name(1)	Total Beneficial Ownership(2)	Percent of Outstanding(3)
Directors, Executive Officers and Nominees
Bernard Rzepka	43,898	*
Joseph J. Levanduski(4)	41,402	*
Heinrich Lingnau-Schneider	8,761	*
David C. Minc	37,942	*
Gustavo Pérez	30,685	*
Eugene R. Allspach(5)	19,375	*
Gregory T. Barmore	51,125	*
David G. Birney(6)	31,921	*
Joseph M. Gingo(7)	201,226	*
Michael A. McManus, Jr.	29,087	*
Lee D. Meyer	22,921	*
James A. Mitarotonda(8)	325,768	*
Ernest J. Novak, Jr.	30,121	*
Dr. Irvin D. Reid.	19,503	*
All Directors and executive officers as a group (23 persons)	1,008,657	3.44%

5% or Greater Stockholders
Franklin Resources, Inc.(9)	2,543,366	8.68%
One Franklin Parkway, Building 920, San Mateo, California 94403
BlackRock, Inc.(10)	2,519,853	8.60%
40 East 52nd Street, New York, New York 10022
Dimensional Fund Advisors LP(11)	2,261,447	7.72%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746
The Vanguard Group, Inc.(12)	1,908,064	6.51%
100 Vanguard Blvd., Malvern, Pennsylvania 19355
Daruma Capital Management, LLC(13)	1,699,627	5.80%
80 West 40th Street, 9th Floor, New York, NY 10018
AllianceBernstein L.P. (14)	1,566,852	5.35%
1345 Avenue of the Americas, New York, NY 10105

*	Less than 1%.
(1)	Unless otherwise noted, all directors and executive officers have the Company’s address: 3637 Ridgewood Road, Fairlawn, Ohio 44333.
(2)	Includes the following number of restricted share-based long-term incentive awards subject to service-based vesting granted under our 2006 Incentive Plan, 2010 Value Creation Rewards Plan, or 2014 Equity Incentive Plan: 20,271 by Mr. Rzepka, 12,687 by Mr. Levanduski, 4,270 by Mr. Lingnau-Schneider, 10,161 by Mr. Minc, 18,223 by Mr. Pérez, and 28,705 by other executive officers as a group. Executive officers have the power to vote, but not dispose of, these restricted shares of common stock. No shares reported as beneficially owned by directors or executive officers are pledged.
(3)	For all directors and executive officers, the percentage of class is based upon the sum of 29,296,044 shares of common stock outstanding on October 16, 2015 and the number of shares of common stock, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options within 60 days of October 16, 2015. For all entities that are listed as beneficial owners of 5% or more of the common stock, the percentage of class is based upon 29,296,044 shares of common stock outstanding on October 16, 2015.
(4)	Amount includes 28,715 shares held by a trust for the benefit of Mr. Levanduski.

(5)	All shares are owned jointly by Mr. Allspach and his spouse, with whom he has shared voting and dispositive power with respect to such shares.
(6)	All shares are owned jointly by Mr. Birney and his spouse, with whom he has shared voting and dispositive power with respect to such shares.
(7)	Amount includes 17,500 shares held by the Linda L. Gingo Trust and 10,000 shares held by the Joseph M. Gingo Trust. Mr. Gingo has shared dispositive power with respect to shares held in the Linda L. Gingo Trust.
(8)	Amount includes 298,078 shares of common stock held directly by Barington Companies Equity Partners, L.P. (“Barington”). Barington may be deemed to have sole power to vote and dispose of the shares it beneficially owns. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group L.P. (“Barington Capital”), which is the majority member of Barington Companies Investors, LLC (“Barington Investors”). Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. In addition, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.
(9)	As reported in a Schedule 13G/A filed with the Commission on February 5, 2015, Franklin Advisory Services, LLC (“Franklin Advisory”), is an investment company subsidiary of Franklin Resources, Inc. (“Franklin”), the beneficial owner, with the sole power to vote or direct the voting, of 2,331,566 shares of common stock, and the sole power to dispose or direct the disposition of 2,543,366 shares. As reported in the Schedule 13G/A, the shares reported are beneficially owned by one or more open- or closed-end investment companies or other managed account that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin. Franklin and the Principal Shareholders may be deemed to be, for purposes of Rule 13d - 3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which Franklin subsidiaries such as Franklin Advisory provide investment management services. However, Franklin, the Principal Shareholders, and Franklin Advisory disclaim any pecuniary interest and beneficial ownership in the shares of common stock reported in the Schedule 13G/A.
(10)	As reported on a Schedule 13G/A filed with the Commission on January 22, 2015, BlackRock, Inc. is the beneficial owner, with the sole power to vote or direct the voting, of 2,445,790 shares of common stock, and with the sole power to dispose or direct the disposition of 2,519,853 shares.
(11)	As reported in a Schedule 13G/A filed with the Commission on February 5, 2015, Dimensional Fund Advisors LP (“Dimensional”) is the beneficial owner, with the sole power to vote or direct the voting, of 2,170,912 shares of common stock, and the sole power to dispose or direct the disposition of 2,261,447 shares. According to the Schedule 13G/A, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). As reported in the Schedule 13G/A, Dimensional possesses investment and/or voting power over the common stock owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all such shares are owned by the Funds and Dimensional disclaims beneficial ownership of such shares in its Schedule 13G/A.
(12)	As reported on a Schedule 13G/A filed with the Commission on February 11, 2015, The Vanguard Group, Inc. (“Vanguard”) is the beneficial owner of 1,908,064 shares of common stock, with the sole power to vote or direct voting of 42,217 shares, the sole power to dispose or direct the disposition of 1,867,547 shares, and the shared power to dispose or to direct the disposition of 40,517 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 40,517 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,700 shares as a result of its serving as investment manager of Australian investment offerings.
(13)	As reported on a Schedule 13G/A filed with the Commission on February 17, 2015, Daruma Capital Management, LLC (“Daruma”) and Mariko O. Gordon each are disclosed as the beneficial owners of 1,699,627 shares of common stock, which are held in the accounts of private investment vehicles and managed accounts advised by Daruma. Daruma and Ms. Gordon have the shared power to dispose or to direct the disposition of all of such shares. Daruma and Ms. Gordon each have the shared power to vote or to direct the vote of 778,177 shares.
(14)

As reported on a Schedule 13G filed with the Commission on February 12, 2015, AllianceBernstein L.P. (“AllianceBernstein”) is the beneficial owner, with the sole power to vote or direct the voting, of 1,370,912 shares of common stock, and with the sole power to dispose or direct the disposition of 1,566,852 shares. AllianceBernstein is a majority-owned subsidiary of AXA Financial, Inc., and an indirect majority-owned subsidiary of AXA SA. AllianceBernstein operates under independent management and makes independent decisions from AXA Financial and AXA SA and their respective subsidiaries, and AXA Financial and AXA calculate and report beneficial ownership separately from AllianceBernstein.

EQUITY COMPENSATION PLAN INFORMATION

Our 2006 Incentive Plan, 2010 Value Creation Rewards Plan and 2014 Equity Incentive Plan authorize the Company to issue common stock to our employees and non-employee directors in exchange for consideration in the form of goods or services. The 2014 Equity Incentive Plan authorized the issuance of up to 2,000,000 shares of common stock to participants. The 2010 Value Creation Rewards Plan authorized the issuance of up to 1,375,000 shares of common stock to participants. The 2006 Incentive Plan authorized the issuance of up to 3,472,686 shares of common stock to participants. Certain stock option awards are also currently outstanding under our 2002 Equity Incentive Plan (collectively, with the 2006 Incentive Plan, the 2010 Value Creation Rewards Plan, and the 2014 Equity Incentive Plan, the “Equity Plans”). Information, as of August 31, 2015, on awards outstanding under the Equity Plans is set forth in the table below:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity compensation plans approved by security holders	577,624	$19.20	3,054,713
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	577,624	$19.20	3,054,713

(1)	Amount includes 575,957 performance shares and performance units granted pursuant to the 2006 Incentive Plan, 2010 Value Creation Rewards Plan, and the 2014 Equity Incentive Plan, the vesting of which is contingent upon corporate performance, which shall be measured by evaluating either: (i) the total shareholder returns (“TSR”) of our common stock relative to a peer group during the applicable performance period; (ii) the achievement of certain absolute return on invested capital (“ROIC”) targets by the Company during the applicable performance period; or (iii) the achievement of certain absolute cumulative earnings per share (“EPS”) targets by the Company during the applicable performance period. Amount includes 1,667 options which do not have dividend equivalent rights and are not transferable for value. Amount does not include outstanding awards of service-based restricted shares and restricted stock units totaling 94,317 which are subject to vesting on the third anniversaries of their respective grant dates conditioned only upon continued employment of the participants on such anniversary dates.
(2)	The weighted average exercise price does not account for awards of performance shares or performance units, as described in footnote (1).
(3)	Amount includes the following shares available for issuance as of August 31, 2015: 1,113,603 shares under the 2006 Incentive Plan, 146,020 shares under the 2010 Value Creation Rewards Plan, and 1,795,090 shares under the 2014 Equity Incentive Plan. The Equity Plans utilize fungible reserves, based on the following ratios: (i) 1.77 for the 2006 Incentive Plan; (ii) 2.48 for the 2010 Value Creation Rewards Plan; and (iii) 1.77 for the 2014 Equity Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis section of the proxy statement describes the executive compensation philosophy and objectives of the Compensation Committee and the executive compensation plans and programs of the Company. It also presents the significant compensation determinations made in fiscal year 2015 for our named executive officers along with other significant events. The Compensation Discussion and Analysis is comprised of the following segments: Executive Summary, Compensation Philosophy and Objectives, Components of Our Executive Compensation, and Other Elements of Our Compensation Programs.

Our named executive officers for fiscal 2015 were:

Name	Title
Bernard Rzepka	President and Chief Executive Officer(1)
Joseph M. Gingo	Chairman of the Board (former President and Chief Executive Officer)(2)
Joseph J. Levanduski	Executive Vice President, Chief Financial Officer
Heinrich Lingnau-Schneider	Senior Vice President, General Manager – EMEA
David C. Minc	Executive Vice President, Chief Legal Officer and Secretary
Gustavo Pérez	Senior Vice President, General Manager – Latin America

(1)	Mr. Rzepka became President and Chief Executive Officer effective January 1, 2015, after serving as Executive Vice President, Chief Operating Officer for the preceding portion of fiscal year 2015.
(2)	Mr. Gingo served as President, Chief Executive Officer and Chairman of the Board of Directors until December 31, 2014, and has continued to serve as Chairman thereafter. Mr. Gingo participated in the Company’s executive compensation programs during the portion of fiscal year 2015 ending December 31, 2014, as described further in this Compensation Discussion and Analysis.

Executive Summary

This section summarizes for fiscal 2015 the alignment of our executive compensation with our financial results, highlights significant Compensation Committee determinations, and describes other significant Company events impacting compensation.

Our 2015 compensation results continued to successfully reflect our pay-for-performance philosophy of aligning executive compensation directly with our financial performance. We increased the goals for each of the objective financial performance metrics in our annual cash bonus program from fiscal 2014 to fiscal 2015, and our improved financial performance resulted in bonus payouts pursuant to most of those metrics, at least at the threshold level, as summarized below. Our two corporate level metrics in fiscal 2015 were adjusted net income and adjusted operating income, weighted at either 60% or 50%, and 30%, respectively, for our corporate level officers. Please see Appendix A for a reconciliation of non-GAAP financial measures to our financial results as reported under GAAP. Consolidated adjusted net income increased from $66.1 million in fiscal 2014 to $77.1 million in fiscal 2015, but this fiscal 2015 result was 3.7% less than the targeted adjusted net income of $80.1 million, resulting in 81% attainment of our consolidated net income metric. Our consolidated adjusted operating income for bonus calculation purposes exceeded our target by 3.2%, so our named executive officers attained 116% of our consolidated adjusted net income metric. Additionally, 10% to 20% of our named executive officers’ annual bonus targets were associated with individual objective metrics, such as working capital reduction, in-house bank savings achievement, safety, and other such initiatives depending on the executive’s specific goals. The named executive officers with individual objective targets each achieved 100% of their individual objectives in fiscal 2015. However, as described further below in this Compensation Discussion and Analysis, our current named executive officers proposed to forego approximately 12% of their annual bonuses as an indication of management’s strong commitment to delivering earnings and performance for the benefit of the Company’s stockholders. Adjusted operating income in our EMEA segment, in local currency, nearly achieved our target level in fiscal 2015, so bonuses associated with this target were paid at 99%. We also retained a working capital metric for most of our business segments, and days of working capital in our EMEA segment for fiscal 2015 achieved the target level resulting in a bonus payout with respect to that metric at 100%. Effective January 1, 2015, our Americas segment was redefined into two reporting segments, Latin America (LATAM), and United States and Canada (USCAN). Operating income in our LATAM segment exceeded the target level for fiscal 2015, resulting in 139% attainment of that metric, but days of working capital failed to attain the threshold level so no bonuses were paid with respect to that metric. Our annual bonus targets are established based on foreign exchange rates prevailing at the time the targets are established. All adjusted financial results were recalculated using the same constant foreign exchange rates, so that the comparison is not influenced by the fluctuations in the foreign exchange environment, consistent with past practice.

With regard to our long-term equity incentive compensation program, the awards granted in 2012 were based on two metrics – our total shareholder return (TSR) relative to a peer group of S&P Specialty Chemical companies, and our return on invested capital (ROIC) results compared to target levels established in 2012. Our TSR for the three-year period ending in January 2015 was 90.7%, placing us at the 46th percentile relative to a peer group of S&P Specialty Chemical companies, and resulting in an interpolated vesting rate of 42% for our TSR-based long-term performance awards. None of the ROIC-based performance awards granted in fiscal year 2012 vested in 2015. Our ROIC of 9.3% for that period failed to attain our internally established level of 11.0% for threshold vesting purposes (determined on a GAAP basis for our fiscal 2012 grants).

The direct linkage between our financial performance results and the objective performance-based compensation attained in fiscal 2015 under our annual and long-term incentive compensation programs is illustrated in the following tables.

Fiscal 2015 Annual Cash Bonus Plan Objective Metrics Summary

Performance Metrics	Actual Results		2015 Target	2015 Attainment %
	2014	2015
Consolidated (CEO, CFO, CLO)
Net Income (in millions U.S. $)(1)	$66.1	$77.1	$80.1	81%
Operating Income (in millions U.S. $)(1)	$96.9	$121.7	$117.9	116%
EMEA (EMEA VP/GM)
Operating Income (in millions Euros)	€59.5	€66.8	€66.9	99%
Days of Working Capital	57	56	56	100%
USCAN (USCAN VP/GM)(2)
Operating Income (in millions U.S. $)	$30.4	$35.0	$35.0	100%
Days of Working Capital	63	67	66	88%
LATAM (LATAM VP/GM)
Operating Income (in millions U.S. $)	$8.5	$16.6	$15.4	139%
Days of Working Capital	82	80	66	0%
APAC (APAC VP/GM)(2)
Operating Income (in millions U.S. $)	$12.5	$14.6	$16.4	0%

(1)	As described further under Annual Cash Bonuses – 2015 Bonus Targets on page 24 of this proxy statement, weighting of these elements for the period from January 1, 2015 through August 31, 2015 was 60% Consolidated Net Income, 30% Consolidated Operating Income, and 10% personal quantifiable objectives for the CEO and CFO, and 50% Consolidated Net Income, 30% Consolidated Operating Income, and 20% personal quantifiable objectives for the CLO. For the period from September 1, 2014 through December 31, 2014, the weighting was 66.7% Consolidated Net Income and 33.3% Consolidated Operating Income for the CEO, 60% Consolidated Net Income, 30% Consolidated Operating Income, and 10% personal quantifiable objectives for the COO and CFO, and 50% Consolidated Net Income, 30% Consolidated Operating Income, and 20% personal quantifiable objectives for the CLO. For each named executive officer who was Senior Vice President/General Manager of a business segment, the weighting was 30% Consolidated Operating Income, 50% Operating Income for their respective business segment, 10% Days of Working Capital, and 10% personal quantifiable objectives.
(2)	Information for the USCAN and APAC segments is included to help illustrate our pay for performance structure for all executive officers, even though no named executive officer’s 2015 bonus reported in this proxy statement was based on financial performance in those business segments. Working capital was not included as an objective performance metric for our APAC business segment in fiscal year 2015. Information for our Engineered Composites business segment has not been included due to the transition of the business operations acquired within that segment within the last three months of the fiscal year as well as the lack of any named executive officer serving in that segment.

Fiscal 2015 Long-Term Incentive Plan Vesting Summary

	2012-2015 Performance Period
Performance Metrics(1)	Threshold	Target	Actual	Percentage Vested
Total Shareholder Return Percentile(2)	25th Percentile	50th Percentile	46th Percentile	42%
Consolidated Average ROIC(3)	11.0%	12.1%	9.3%	0%

(1)	One half of all performance-based awards granted in 2012 were based on Total Shareholder Return and one-half were based on Consolidated Average ROIC, each over a three-year performance period.
(2)	TSR as compared to peer companies in the S&P Specialty Chemicals Index.
(3)	Internally targeted levels of ROIC, determined on a GAAP basis for our fiscal 2012 grants.

The foregoing financial presentation includes the use of non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful for financial analysis. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found at Appendix A.

Relationship between Pay and Performance

Our executive compensation program combines several different elements of compensation. As a result, the total amount of compensation paid to our executive officers is not directly tied to any one measure or component of compensation. We believe this approach assists us in rewarding performance holistically and helps mitigate the risk of over-emphasizing any one metric. We seek to balance the nature of the performance measures in our annual cash bonus plan with the performance measures utilized in our long-term equity-based incentive awards. We strive to provide consistency from year to year of such measures, but we also evaluate annually whether a change in any metric is appropriate to support the Company’s near-term and long-term direction as determined by executive management and the board of directors. For example, in fiscal 2015, we chose to allocate 50% of the weighting of the long-term performance grants based on our three-year average return on invested capital, and to change the other performance measure for our long-term performance grants to target levels of three-year cumulative earnings per share, in lieu of relative total shareholder return. We believe the latter change improves internal accountability of our long-term award plan, thereby enhancing motivational value to management while maintaining a linkage to shareholder interests in our financial results. In assessing the collective effect of our compensation system, and in particular the nature of the performance measures utilized, we seek to drive Company performance that delivers value to our shareholders, while allowing our executives to realize the full potential value of their compensation only if our shareholders also realize value.

Each year, the Compensation Committee assesses our CEO’s compensation in light of the Company’s performance. In June 2015, the Compensation Committee analyzed the relationship between the realizable pay of our CEO and TSR over the five-year period ended August 31, 2014. We compared the CEO’s realizable pay and the Company’s TSR to the peer group we use when making executive compensation decisions (our peer group is described under Peer Group Analysis on page 22). TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate (CAGR) basis. Unlike results reported in the Summary Compensation Table, realizable pay examines:

•	Actual value of awards earned based on the Company’s financial and stock price performance: base salary, actual bonus paid, actual value of performance-based shares earned, vesting date value of service-based awards.

•	Potential value of outstanding equity awards that could be earned based on the Company’s stock price as of August 31, 2014 and its long-term financial performance vs. goals through that date.

The following chart, prepared by the Committee’s compensation consultant, shows the general alignment between the total realizable pay of our CEO and the Company’s TSR relative to our peer group over this five-year period. Peer group companies are indicated by the diamonds in the chart and A. Schulman is separately identified. Companies that fall within the green diagonal lines are generally viewed as having good pay and performance alignment, based on the general consistency between TSR performance and total CEO realizable pay levels. As indicated below, the Company’s annual TSR CAGR over the five-year period ended August 31, 2014 was at the 29th percentile relative to our peer group during that period, while the CEO’s realizable pay over this period was at the 25th percentile. Therefore, our CEO’s relative realizable pay was within the alignment zone, although at a lower percentile than our Company’s relative TSR performance.

Summary of Significant Compensation Actions in Fiscal 2015

Each year we evaluate all of our executive compensation programs, policies and respective payouts. At our 2014 Annual Meeting of Stockholders, stockholders overwhelmingly approved the compensation of our named executive officers on an advisory basis, with more than 90% of the shares of common stock present in person or represented by proxy at the 2014 Annual Meeting voting for approval. The approval vote was 98% excluding broker non-votes. Given this strongly supportive advisory vote, in addition to our closely correlated performance and payment metrics, we concluded generally that our overall compensation structure and programs continue to successfully implement our pay-for-performance philosophy as part of our effort to support shareholder value, although several changes were implemented as described below. The following is a summary of our more significant compensation actions in fiscal 2015:

•	On January 1, 2015, Mr. Rzepka succeeded Mr. Gingo as our President and Chief Executive Officer. Mr. Gingo has continued to serve as Chairman of our Board of Directors. Mr. Rzepka had most recently served as our Executive Vice President, Chief Operating Officer since April 2013, and previously served as the General Manager and Chief Operating Officer - EMEA since September 2008. Mr. Rzepka served in a variety of other technology and commercial management positions since he joined the Company in 1992. In connection with Mr. Rzepka’s promotion, the Company entered into an employment agreement with him as described in Employment Agreements on page 43 of this proxy statement, increased his base salary from $555,000 to $736,000, and increased his target opportunities under our annual bonus and long-term incentive plans. In connection with this leadership transition, the Company also amended Mr. Gingo’s Amended and Restated Employment Agreement to extend the term of his agreement one month to January 31, 2015 for administrative convenience, although the amendment confirmed that Mr. Gingo would no longer serve as President and Chief Executive Officer after December 31, 2014 and would serve for a salary of $1.00 for the month of January 2015. The amendment to Mr. Gingo’s agreement is described under Employment Agreements on page 45 of this proxy statement. The Compensation Committee and the independent members of the Board of Directors were greatly impressed with Mr. Gingo’s leadership and the Company’s achievements during his tenure as CEO, including but not limited to the sustained improvements in financial performance, the creation of significant shareholder value evidenced in part by the Company’s common stock price nearly doubling and the Company’s TSR outperforming the median of companies in the Special Chemicals Index during that period, the completion of critical significant strategic initiatives including multiple acquisitions, divestitures and restructurings, and the implementation of a nearly entirely new executive management team resulting in a more performance-driven leadership culture for the Company. Consequently, the Compensation Committee and the independent members of the Board of Directors unanimously approved the vesting of all of Mr. Gingo’s long-term incentive compensation plan awards remaining outstanding after normal vesting occurred in fiscal 2015, as he otherwise would have been subject to pro rata vesting of such awards upon retirement. All of Mr. Gingo’s remaining time-based restricted share grants vested, all ROIC-based outstanding performance share awards vested and were settled at the full amount of the grants, as the Company was then performing at approximately the maximum vesting levels for those grants, and all outstanding relative TSR-based performance share grants vested and were settled at the target level of the grants, as the Company was then performing approximately at the target level. The settlement of Mr. Gingo’s long-term incentive awards is described further in Option Exercises and Stock Vested during Fiscal Year and Summary of Equity Awards Vesting in Fiscal 2015 in this proxy statement.

•	We reduced the number of corporate level objective financial performance metrics in our annual bonus plan from three metrics to two. We retained the two income-based targets previously utilized of consolidated net income and consolidated operating income, but eliminated the metric based on annual working capital targets for our corporate level officers. The Company’s cash flows from operations have improved significantly since 2008 when a cash flow metric was included in the annual bonus plan. As a result, the Compensation Committee decided to focus more on increasing profitability at the consolidated corporate level. We did, however, retain the working capital element at certain regional and business unit levels and for certain personal objectives, to continue to sustain our improvements in working capital as determined appropriate to encourage continued improvement in those areas. An element of quantifiable personal objectives was also added for each named executive officer to provide greater balance between the Company’s financial performance and nonfinancial results in key areas under the direct influence of our executive officers. This element represented 10% of the target bonus opportunity for Messrs. Rzepka, Levanduski, Lingnau-Schneider, and Pérez, and 20% of the target bonus opportunity for Mr. Minc. We retained our clawback policy with regard to payouts for named executive officers under the annual bonus plan, as described in “Clawback Policy” on page 27 of this proxy statement.

•	With regard to our long-term incentive plan, we maintained the weighting of our long-term performance-based equity grants based on target levels of our three-year average ROIC at 50% of all equity-based grants, but we changed the other performance measure for our long-term performance-based equity grants to target levels of three-year cumulative earnings per share (EPS) in lieu of the prior performance metric based on relative TSR. We also maintained the overall allocation of 75% performance-based long-term equity awards (with vesting over three-year performance periods), and 25% service-based long-term equity awards (with cliff-vesting on the third anniversary of grant).

•	We modified our insider trading policy and procedures to strictly prohibit executive officers and directors from pledging our stock, purchasing our stock on margin, engaging in short sales, or engaging in any hedging transactions.

Summary of Company Strategic Achievements in 2015

Our executive management team has continued to focus on financial performance matters within their control during fiscal 2015, while remaining committed to investing in our future through internal and external growth initiatives. We drive financial performance by optimizing pricing and sourcing, and applying continuous improvement to our operations. Our organic growth initiatives, or “Growth Playbook,” include cross-selling new and/or existing products into new geographies, new product development, adjacent market exploration and sales linkage. Innovation is critical to achieving our strategic goals and is supported by our five global Innovation and Collaboration centers in Germany, Belgium, Mexico, and two in the United States, which enable us to partner with our customers to undertake mutually beneficial research and development activities.

We continued to pursue additional profitable growth through the following significant strategic acquisitions in fiscal 2015:

•	HGGC Citadel Plastics Holdings, Inc. (“Citadel”) – our most significant acquisition in the history of A. Schulman was the purchase on June 1, 2015 of all of the issued and outstanding shares of capital stock of Citadel for $801.6 million. Citadel is a North American specialty engineered plastics company that produces engineered composites and engineered plastics for specialty product applications.

•	Compco Pty. Ltd. – on September 2, 2014 we acquired this Melbourne, Australia manufacturer of a variety of plastic compounds and products including masterbatches and custom performance colors, with key markets of packaging, wire & cable and pipe, for $6.7 million in cash.

During fiscal 2015, the Company approved eight restructuring actions that will further optimize its back-office and support functions as well as consolidate its manufacturing footprint. The Company expects to realize annual run rate savings of approximately $21 million on completion of these activities. Additionally, the Company began assessing its U.S. based facilities to identify areas of further operational improvements. This program, referred to by the Company as “Manufacturing for Success,” aims to strengthen organizational development, cross-functional activities and operational effectiveness, as well as footprint optimization. The Company has announced that it expects this initiative will achieve approximately $6 million of incremental annual savings beginning in fiscal 2016. Additionally, in conjunction with the Citadel acquisition, the Company announced plans for $25 million of synergies, of which in excess of $20 million are expected to be realized in fiscal 2016.

Compensation Philosophy and Objectives

In determining the amount and composition of our executive compensation, the primary goal of the Compensation Committee is to provide a pay for performance compensation program that will enable us to: (i) attract and retain talented executives; (ii) reward outstanding individual and corporate performance; and (iii) align the interests of our executive officers to the interests of our stockholders, with the ultimate goal of improving long-term value for our stakeholders. The Compensation Committee’s overall pay strategy focuses on providing a median market compensation opportunity (overall and by individual pay element) for our named executive officers at their targeted performance levels. The Compensation Committee attempts to align executive compensation with interests of stockholders through the use of short and long-term performance-based, at-risk compensation components for a significant portion of the total compensation of each named executive officer. Additionally, the Compensation Committee seeks to achieve executive retention through a balance of pay mix and long-term equity vehicles. In order to emphasize pay that is dependent on performance and aligned with stockholder interests, we have adopted the following pay strategies:

•	Position base salaries at the 50th percentile of peer market levels;

•	Provide a peer-market median annual incentive opportunity target, with upside and downside leverage based on actual corporate and personal performance; and

•	Position long-term incentive target opportunities at the 50th percentile of peer market levels, with 75% of all long-term incentive awards subject to performance-based vesting, to enhance alignment with long-term stakeholder interests.

In determining actual compensation levels for our named executive officers, the Compensation Committee considers all elements of the compensation program in total and evaluates whether individual elements reflect current market practices and our stated compensation philosophy. The Compensation Committee believes that offering performance-based, market-comparable pay opportunities to our named executive officers, mindful of our industry, relative size and performance, allows us to maintain a stable, successful executive management team.

The Compensation Committee has full discretion to adjust our compensation program, or any element thereof, at any time. It has been the practice of the Compensation Committee to discuss compensation determinations with respect to our Chief Executive Officer with the full Board of Directors and to have the full Board (not including the CEO) approve such decisions. The Board of Directors has the discretion to consider adjustments to certain elements of our executive compensation program outside of the Compensation Committee’s recommendations, although it did not exercise such discretion during fiscal year 2015.

Compensation Committee Governance

The compensation program for our named executive officers is overseen by our Compensation Committee, the members of which are appointed by the Board of Directors and all of whom meet the independence and other governance requirements of NASDAQ and other applicable laws and regulations. As described on page 6 of this proxy statement and as prescribed by the Compensation Committee Charter, the duties of the Compensation Committee include, among other things: (i) determining base salary levels and bonuses for our named executive officers; (ii) approving the design and award of all other elements of our executive compensation program; (iii) evaluating the performance of our named executive officers; and (iv) addressing certain other aspects of executive compensation. The Compensation Committee meets as necessary and from time to time utilizes independent compensation consultants to assist in the fulfillment of its responsibilities. The Chair of the Compensation Committee is responsible for the leadership of the Committee, presiding over Committee meetings, making Committee assignments, reporting the Committee’s actions to our Board of Directors from time to time and, with the assistance of management, setting the agenda for Committee meetings. The members of the Compensation Committee and the Committee’s specific functions are described in further detail on page 6 of this proxy statement; the Compensation Committee Charter is posted at www.aschulman.com.

Role of Compensation Advisers

As permitted by the Compensation Committee Charter, the Compensation Committee retained Pay Governance as its primary outside independent compensation adviser for fiscal 2015 to provide consulting services with respect to the Company’s compensation practices. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviewed, analyzed and provided advice regarding compensation programs for the Company’s executive officers and directors in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provided information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In this role, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisers, providing their opinions with respect to the design and implementation of current or proposed compensation elements and programs. Pay Governance did not provide the Company with any consulting services other than those required in the scope of its support of the Compensation Committee. Pay Governance reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate Pay Governance. The Compensation Committee also utilized the law firm of Vorys, Sater, Seymour and Pease LLP (“Vorys”) to provide certain legal advisory services to the Compensation Committee from time to time. In that role, Vorys reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate Vorys for such services. Vorys also provides certain other legal advisory services to the Company.

Compensation Adviser Independence

The Compensation Committee must consider certain independence factors before selecting compensation consultants and other compensation advisers. In connection with the foregoing, the Compensation Committee annually reviews, considers and discusses the relevant factors established by NASDAQ to determine such independence, both through surveying Pay Governance and Vorys, and by soliciting input from the members of the Compensation Committee through our annual director and officer questionnaires. Based on this review, consideration and discussion, the Compensation Committee determined that the work performed and to be performed by Pay Governance as the Committee’s primary compensation adviser, and the work performed and to be performed by Vorys on behalf of the Committee, has not raised and does not raise any conflict of interest. The Compensation Committee also determined that Pay Governance and Vorys qualify as independent for purposes of the Exchange Act and NASDAQ Corporate Governance Requirements.

Compensation Committee Delegation

Pursuant to the Compensation Committee Charter, the Compensation Committee may delegate its authority to subcommittees or to the Chair of the Compensation Committee when it deems such delegation appropriate and in our best interests. During fiscal 2015, the Compensation Committee made no subcommittee delegations. Additionally, pursuant to its charter, the Compensation Committee may delegate to the Chief Executive Officer or other executive designee the authority to approve salary and other compensation for employees below the executive officer level in accordance with and subject to overall pools, policy guidelines and limits approved by the Committee. The Compensation Committee has delegated this authority to the Chief Executive Officer for employees below the executive officer level.

Setting Executive Compensation

At its last regularly scheduled meeting occurring in the fourth quarter of the prior fiscal year, and its first two regularly scheduled meetings occurring in the first quarter of each current fiscal year, the Compensation Committee: (i) evaluates the performance of the Chief Executive Officer for the prior fiscal year; (ii) reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers for the prior fiscal year; (iii) determines whether our named executive officers will receive bonuses for the prior fiscal year based on the Company’s financial performance relative to the objective targets and their respective individual performance relative to individual goals; (iv) establishes the components and levels of named executive officer compensation for the upcoming fiscal year (including annual bonus plan metrics, objectives and allocations); and (v) reviews and approves the structure, performance criteria and percentage allocations for annual grants to named executive officers under our long-term equity incentive plan. In the course of its deliberations, the Compensation Committee from time to time solicits the recommendations of our Chief Executive Officer, our Executive Vice President of Global Human Resources, and other executive officers on matters relevant to these aspects of executive compensation. However, the Compensation Committee makes all final determinations regarding compensation programs for the named executive officers and, with respect to the Chief Executive Officer, seeks ratification of its decisions by the full Board of Directors.

Say-on-Pay Consideration

At the Company’s 2014 Annual Meeting of Shareholders, our shareholders approved the compensation of our named executive officers as disclosed in the proxy statement for that Annual Meeting, with more than 90% of the shares of common stock represented by those shareholders present in person or represented by proxy at the 2014 Annual Meeting voting for approval. The vote for approval was 98% excluding broker non-votes. The Compensation Committee considered the results of this strongly supportive advisory vote, together with the other factors and data discussed in this Compensation Discussion and Analysis, in determining executive compensation policies, making executive compensation decisions, and continuing implementation of its compensation philosophy and objectives.

Peer Group Analysis

2015 Peer Group Comparisons

To assist the Compensation Committee in making compensation decisions during fiscal year 2015, Pay Governance provided the Compensation Committee with compensation surveys and with competitive market data comparing our executive compensation practices to those of a specific group of comparison companies. The peer group used for our compensation comparison purposes is comprised generally of specialty chemical companies, but it also includes similarly-sized companies with common industries and/or common primary end use markets, companies within our geographic footprint, and companies with a similar international presence. The Compensation Committee annually reviews the selection of the peer group companies used for compensation comparisons and undertakes a thorough re-evaluation of the peer group composition periodically to remain diligent in determining the composition of the peer group while promoting consistency in data used for comparative compensation analyses. Prior to fiscal year 2015, the Compensation Committee last conducted its extensive analysis of the current compensation peer group during fiscal year 2011 in preparation for the 2012 fiscal year. The Compensation Committee undertook a new extensive analysis during fiscal 2015 in preparation for the 2016 fiscal year. That undertaking resulted in a modified peer group to be utilized for compensation related decisions in fiscal 2016 which will be described more fully in our 2016 proxy statement. For purposes of each of these analyses, the Committee uses multiple factors to evaluate then current peer companies and to identify and select potential new peer companies, including the following: (i) industry and business fit; (ii) size factors (e.g., revenues, assets, capital, employees and market capitalization); (iii) profitability factors (e.g., product margins and returns on assets, equity and capital); (iv) growth factors (e.g., revenue and operating profit); and (v) similarity of international presence. For fiscal year 2015, the Compensation Committee reviewed and confirmed, prior to commencement of the fiscal year, that the following group of companies continued to be appropriate for pay benchmarking purposes (although one company that had been included, Rockwood Holdings, Inc., is now eliminated due to its acquisition during 2015 (the “2015 Peer Group”):

Axiall Corporation	Hexcel Corporation	Rockwood Holdings, Inc.
Cabot Corporation	Minerals Technologies Inc.	RPM International Inc.
Chemtura Corp.	New Market Corporation	Sensient Technologies Corporation
Cytec Industries, Inc.	OM Group, Inc.	Stepan Company
Ferro Corporation.	Omnova Solutions Inc.	Westlake Chemical Corporation
H.B. Fuller Co	PolyOne Company	W.R. Grace and Company

In addition to using peer group data, the Compensation Committee reviewed general compensation survey data to help ensure that our executive compensation programs, as a whole, are competitive. For fiscal 2015, the compensation survey data consisted of U.S.-based manufacturing companies of a comparable size to our business, and the Compensation Committee’s general approach was to target executive officer pay opportunities at the median of the 2015 Peer Group and the compensation survey data.

Components of Our Executive Compensation

The key components of our executive compensation program, each of which is addressed separately below, are:

•	Base Salaries,

•	Annual Bonuses,

•	Long-term Incentives, and

•	Retirement and other Benefits.

In determining an executive officer’s total compensation package, the Compensation Committee considers each of these key components and seeks to achieve an appropriate balance between base and incentive compensation, cash and non-cash compensation, and short-term and long-term compensation. The Committee does not have a target mix of salaries, annual bonuses and long-term incentive compensation levels by specific percentages, but it does have a target to provide each executive officer with a competitive compensation opportunity in order to attract and retain top tier talent while properly focusing them on both our near-term and long-term success. In addition, the Compensation Committee annually reviews the upcoming total compensation opportunity for our executive officers as well as the compensation actually realized for the prior year, taking into account bonus payouts and vesting or forfeiture of long-term incentive awards. The Compensation Committee attempts to position each executive officer’s total compensation opportunity near our peer market median in order to provide each executive with a competitive compensation opportunity and properly focus him or her on both our near-term and long-term success. As part of this process, the Compensation Committee maintains an updated tally sheet for each executive officer reflecting the sum of all elements of each officer’s compensation. Each year, the Compensation Committee also requests Pay Governance to compare each executive officer’s total direct compensation opportunity (i.e., base salary + annual cash bonus target + estimated value of our long-term equity incentive grants) to the respective total compensation opportunities provided by our peer group, and to provide a similar comparison of realizable compensation, in order to help the Committee evaluate its compensation determinations for the upcoming fiscal year. It is the opinion of the Compensation Committee that evaluating our executive compensation program with our peers in this manner is important to assess potential modifications consistent with our compensation philosophy.

Base Salaries

Base salaries are intended to reward executive officers based upon their roles with us and for their performance in those roles. The Compensation Committee annually reviews and approves each named executive officer’s base salary. Base salaries for executive officers are determined initially by evaluating the officers’ respective levels of responsibility, prior experience and breadth of knowledge, and by considering internal equity issues and external pay practices. Determinations of base salary adjustments are driven primarily by competitive positioning and profitability, as well as time in the executive role and personal performance, with the stated goal of aligning executive officer salaries at or near the 50th percentile of market levels. For fiscal 2015, the base salary for each of our named executive officers is provided in the Salary column of the Summary Compensation Table located on page 34 of this proxy statement.

In fiscal 2015, the Compensation Committee continued to implement our base salary compensation philosophy of attempting to position our executive’s base salaries at or near the 50th percentile of our peers. This is also our target for all of our employees. Based on data presented to the Compensation Committee by Pay Governance, the Compensation Committee determined that collectively the base salaries of our named executive officers were within approximately 10% of peer market median levels for fiscal 2015, although the base salaries of several other recently promoted executive officers were determined to be below this target level. At the beginning of our 2015 fiscal year, we awarded moderate base salary increases to our executive officers generally consistent with the same 3.0% merit increase pool approved for all U.S. employees, except where further adjustments were warranted based on (i) outstanding or poor personal performance evaluations, (ii) significant misalignment with peer market median, or (iii) local laws applicable to certain international executives. In late fiscal 2014, Mr. Levanduski had received a base salary adjustment of approximately 8.8% to $446,000, Mr. Minc received a base salary adjustment of approximately 6.9% to $373,000, and Mr. Lingnau-Schneider received a base salary adjustment of 29% to $416,500, each of which were intended to improve their alignment toward the market median for a similarly-positioned executive officer in our 2015 Peer Group. During fiscal 2015, Messrs. Levanduski and Minc each received a base salary increase of 3.0% generally applicable to our executive officers; Messrs. Lingnau-Schneider and Pérez did not receive increases in base salary in fiscal 2015. Mr. Rzepka did not receive an increase in his base salary at the beginning of fiscal year 2015, but effective January 1, 2015, his base salary was increased from $555,000 to $736,000 to reflect his promotion to President and Chief Executive Officer. Mr. Gingo did not receive an increase in his base salary in fiscal 2015 due to his impending retirement during the fiscal year.

In targeting our base salaries generally at or near the 50th percentile of our 2015 Peer Group, the Compensation Committee believes that we are able to properly motivate our executive officers and fulfill our goals of rewarding outstanding performance and achieving executive retention of top tier talent. It is the opinion of the Compensation Committee that by setting base salary levels at competitive rates, our executive officers are rewarded for undertaking positions of leadership with us and are provided with an incentive to continue working for us. However, as base salary compensation is not typically subject to reduction or forfeiture based on corporate performance, the Compensation Committee believes that it should comprise only one component of our overall pay philosophy and that a majority of overall executive compensation should be comprised of at-risk components.

Annual Cash Bonuses

Our annual incentive compensation plan, also referred to as our annual bonus program, promotes our pay-for-performance philosophy by providing our executive officers with direct financial incentives in the form of annual cash bonuses based on our current financial performance. Annual bonus opportunities allow us to communicate specific goals that are of primary importance during the coming fiscal year and to motivate our management team to achieve these goals. The annual bonus program is designed to reward our executive officers for achieving specified objective corporate performance targets that the Compensation Committee has determined to be strategically important for the upcoming year. The Compensation Committee seeks to provide each named executive officer with an annual bonus opportunity within +/- 15% of our peer market median. For fiscal 2015, our target bonus opportunities generally were within this range.

2015 Bonus Targets

For fiscal 2015, the Compensation Committee established the target bonus levels (expressed as a percentage of base salary) for each of the named executive officers and established that each executive’s total bonus opportunity would be based upon the achievement of certain objective performance metrics. For fiscal 2015, the following target bonus opportunities were approved for each named executive officer, reflecting also the transition in CEO that occurred on January 1, 2015:

Named Executive Officer	2015 Initial Target Bonus Opportunity(1) (as a % of base salary)
Joseph M. Gingo	100%
Bernard Rzepka	75%
Joseph J. Levanduski	70%
Heinrich Lingnau-Schneider	55%
David C. Minc	60%
Gustavo Pérez	50%

(1)	Allocated on a pro rata basis for the period from September 1, 2014 through December 31, 2014.

Named Executive Officer	2015 Final Target Bonus Opportunity(1) (as a % of base salary)
Joseph M. Gingo	0%
Bernard Rzepka	100%
Joseph J. Levanduski	70%
Heinrich Lingnau-Schneider	55%
David C. Minc	60%
Gustavo Pérez	50%

(1)	Effective January 1, 2015 through August 31, 2015.

In conjunction with establishing the target bonus opportunity for each named executive officer, the Compensation Committee selected performance metrics for evaluating corporate performance, the respective weighting for each metric, and the threshold, target, stretch, and maximum performance goal levels. In selecting performance metrics for fiscal 2015, the Compensation Committee sought to use corporate performance metrics that focused the named executive officers on key drivers of stockholder value and emphasized both our short- and long-term financial and strategic goals. Under these objectives, the Compensation Committee established the following corporate performance metrics for fiscal 2015: (i) consolidated net income; and (ii) consolidated operating income (excluding in each case if it were to occur, certain unusual items as prescribed by the Compensation Committee). We eliminated a third corporate level performance metric, working capital, for our corporate level officers that we had utilized since 2008. Because the Company’s cash flows from operations have improved significantly since that time, we determined to focus more on increasing Company profitability. We did, however, retain the working capital element at most of our regional and business unit levels and for certain personal objectives, to continue to sustain our improvements in working capital at those levels. An element of quantifiable personal objectives was also added for each executive officer including the CEO to provide greater balance between the Company’s financial performance and nonfinancial results in key areas under the direct influence of our executive officers. Named executive officers have 10% to 20% of their annual bonus target associated with individual goals associated with various objective metrics, such as working capital reduction, in-house bank savings achievement, safety, and other such initiatives depending on the executive’s specific goals. This element represented 10% of the target bonus opportunity for Messrs. Rzepka, Levanduski, Lingnau-Schneider, and Pérez, and 20% of the target bonus opportunity for Mr. Minc. We retained our clawback policy with regard to payouts for named executive officers under the annual bonus plan, as described in “Clawback Policy” on page 27 of this proxy statement. For Messrs. Gingo, Rzepka, Levanduski and Minc, the Compensation Committee determined that each of their respective annual bonus opportunities would be measured by the Company’s consolidated operations. For Messrs. Lingnau-Schneider and Pérez, the Compensation Committee established that their annual bonus opportunities would include an element based on the Company’s consolidated operating income as well as the operating income performance and working capital within their respective operating regions. For each performance metric, the Compensation Committee established the following weighting for the named executive officers at the outset of fiscal year 2015:

Named Executive Officer	Consolidated Net Income	Consolidated Operating Income	Personal Objectives
Joseph M. Gingo(1)	66.7%	33.3%	0%
Bernard Rzepka	60%	30%	10%
Joseph J. Levanduski	60%	30%	10%
David C. Minc	50%	30%	20%

	Consolidated Operating Income	Region Operating Income	Region Days of Working Capital	Personal Objectives
Heinrich Lingnau-Schneider	30%	50%	10%	10%
Gustavo Pérez	30%	50%	10%	10%

(1)	Applicable for the period from September 1, 2014 through December 31, 2014.

As described further under 2015 Performance immediately below, Mr. Rzepka had the authority at the end of the fiscal year to adjust award payouts for all directly reporting executive officers based on his assessment of individual annual performance relative to performance objectives established at the beginning of each fiscal year, up to 200% of the target bonus amount for extraordinary individual contributions, or down to $0 if the individual’s performance significantly falls below expectations, although the total amount of all bonus payments, including discretionary adjustments, cannot exceed the total amount otherwise objectively determined by financial results under the annual bonus plan. Potential bonus awards for each named executive officer in fiscal year 2015, as measured by reference to threshold, target and maximum percentages of salary, are also disclosed in greater detail in the Grants of Plan-Based Awards table located on page 36.

2015 Performance

The Compensation Committee primarily utilizes our budgeting model to set the performance levels for each of the annual bonus program performance metrics for the upcoming fiscal year. The Compensation Committee believes that achieving budgeted levels of performance requires solid management performance and is deserving of a bonus at the targeted award level. Achieving the threshold performance levels yields a payout of 50% of target. The consolidated net income and consolidated operating income targets were based on the amounts included in the Company’s fiscal 2015 budget. The maximum bonus level for consolidated performance was established at approximately 120% of the budget target amount, and would have yielded a payout of 200% of target. The threshold bonus level for consolidated performance was established at approximately 90% of the budget target amount, and would have yielded a payout of 50% of target. The performance targets for the respective business segments are established using a similar methodology, based on our fiscal 2015 budget for each of the business segments. The Compensation Committee believes that its annual objective targets are challenging but achievable with successful management performance. In addition, with respect to the actual results reported below, the exchange rates of all foreign currencies are fixed at the time the budget is adopted for each fiscal year and are held constant throughout the year. Information for our Engineered Composites business segment has not been included due to the acquisition of the business operations within that segment within the last three months of the fiscal year as well as the lack of any named executive officer serving in that segment.

2015 Performance Goals — Consolidated (In Millions of U.S. Dollars)

Performance Target	Threshold (.5x)	Target (1x)	Maximum (2x)	Actual	Payout
Net Income	$72.1	$80.1	$96.1	$77.1	81%
Operating Income	$106.1	$117.9	$141.5	$121.7	116%

2015 Performance Goals — EMEA Business Segment (In Millions of Euros)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Operating Income	€60.2	€66.9	€80.3	€66.8	99%
Days of Working Capital	58	56	52	56	100%

2015 Performance Goals — USCAN Business Segment (In Millions of U.S. Dollars)(1)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Operating Income	$31.5	$35.0	$42.0	$35.0	100%
Days of Working Capital	68	66	62	67	88%

2015 Performance Goals — LATAM Business Segment (In Millions of U.S. Dollars)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Operating Income	$13.8	$15.4	$18.4	$16.6	139%
Days of Working Capital	68	66	62	80	0%

2015 Performance Goals — APAC Business Segment (In Millions of U.S. Dollars)(1)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Operating Income	$14.7	$16.4	$19.6	$14.6	0%

(1)	Information for the USCAN and APAC business segments is included to help illustrate our pay for performance alignment for all executive officers, even though no named executive officer’s 2015 bonus reported in this proxy statement was based on financial performance in those business segments. Working capital was not included as an objective performance metric for our APAC business segment in fiscal year 2015.

The foregoing financial presentation includes the use of non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful for financial analysis. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found at Appendix A.

Based on our fiscal 2015 financial performance and attainment of applicable individual objectives, Mr. Gingo attained a bonus of approximately 74% of his total target opportunity (based on financial performance for the period from September 1, 2014 through December 31, 2014); Mr. Rzepka attained a bonus of approximately 94% of his total target opportunity over the entire fiscal year (pro-rated for the portion of the fiscal year in which he served as Executive Vice President, Chief Operating Officer, and the remainder of the fiscal year in which he served as President and Chief Executive Officer); Mr. Levanduski attained a bonus of approximately 94% of his total target opportunity; Mr. Lingnau-Schneider attained approximately 104% of his total target opportunity; Mr. Minc attained approximately 95% of his total target opportunity; and Mr. Pérez attained approximately 114% of his total target opportunity.

In addition to the formulaic parameters, for all directly reporting executive officers, Mr. Rzepka is granted the discretion by the Compensation Committee to recommend increases or decreases in annual bonus awards based on an executive’s individual performance during the fiscal year. Specifically, Mr. Rzepka may adjust annual bonus payouts for each directly reporting executive officers down to $0 or up to 200% of their objectively-determined award based on individual performance relative to personal objectives established at the beginning of the fiscal year and desired behaviors. However, the total amount of all bonus payments to executive officers, including all discretionary adjustments, cannot exceed the total amount determined by application of our objective performance metrics. It is the Compensation Committee’s opinion that this limited discretionary flexibility in administering the annual bonus plan is critical to help reward exceptional individual efforts that are not otherwise captured by formulaic application of the bonus plan, and thereby help retain the continued commitment of key performers, or to reduce payments to executive officers who individually (or whose area of responsibility) underperformed, regardless of the formulaic bonus plan projected payouts. In making any such recommendations, Mr. Rzepka objectively and subjectively evaluates each executive officer based on a number of factors, including but not limited to individual performance in the executive’s specific areas of responsibility and strengths in management and leadership. For fiscal 2015, Mr. Rzepka did not recommend any individually-based adjustments for our named executive officers. However, at the end of our fiscal year, Mr. Rzepka and the rest of our executive management team voluntarily proposed to forego a portion of their objectively determined bonuses for fiscal 2015, as an indication of their firm dedication to deliver financial performance and shareholder value at levels committed to through our fiscal budgeting process. The Compensation Committee was greatly impressed by this expression of dedication, and approved fiscal 2015 bonus payouts at the levels proposed by the executive management team. A comparison of the percentages objectively attained and the percentages approved to be paid to our named executive officers for fiscal year 2015 annual bonuses is presented immediately below. The payments made to our named executive officers under our annual bonus program with respect to performance in fiscal year 2015 are reported in the in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table located on page 34 of this proxy statement.

Named Executive Officer(1)	2015 Bonus % Attained by Objective Performance Metrics and Individual Goals	2015 Bonus Payout % After Voluntary Commitment
Bernard Rzepka	94%	82%
Joseph J. Levanduski	94%	82%
David C. Minc	95%	83%
Heinrich Lingnau-Schneider	104%	92%
Gustavo Pérez	114%	102%

(1)	Named executive officers serving at August 31, 2015.

Circuit Breaker

The Compensation Committee determined to continue to utilize a partial circuit breaker in the annual bonus program for fiscal 2015. The circuit breaker requires consolidated operating income to attain the threshold level before participants are eligible for full payments under any applicable working capital metric for a business segment; that is, if consolidated operating income is less than the threshold level, participants are eligible to receive only 50% of payments which otherwise would be provided with respect to their working capital metric. It is the belief of the Compensation Committee that this use of a circuit breaker furthers the linkage between financial performance and incentive compensation by ensuring that a minimum level of financial performance is reached at the corporate level before rendering any bonus payouts, regardless of the attainment of the annual bonus program targets.

Clawback Policy

Our Board of Directors, on the recommendation of the Compensation Committee, has adopted a clawback policy in regard to payouts under our annual bonus program. If the Company restates all or a significant portion of its financial statements, the Board may, in its discretion, cancel any unpaid portion or require reimbursement of any paid portion of compensation awarded to any participant if: (i) the amount of the bonus was calculated based on the achievement of financial results that were subsequently the subject of a material restatement of our financial statements, and (ii) the amount of the bonus that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. Additionally, if any participant engages in misconduct related to the bonus program, the Board may take such actions as it deems appropriate to address the misconduct, including cancellation of any unpaid portion or requiring reimbursement of any paid portion of compensation awarded to that participant, as well as other disciplinary actions.

Prohibition on Hedging or Pledging

Our insider trading policy and procedures strictly prohibit executive officers and directors from pledging our stock, purchasing our stock on margin, engaging in short sales, or engaging in any hedging transactions whatsoever.

Long-Term Incentives

As part of our executive compensation program, the Compensation Committee has historically made annual grants of long-term stock-based incentive awards to our named executive officers (and other members of management), including grants of restricted stock, restricted stock units and performance shares. Long-term incentives are used by the Compensation Committee to: (i) balance the short-term focus of base salaries and the annual bonus program by tying equity-based rewards to performance achieved over multi-year periods; (ii) ensure that each named executive officer’s total compensation package includes a longer-term at-risk component of pay; (iii) align compensation incentives with long-term stockholder interests; and (iv) provide our named executive officers with long-term retention incentives. When making our annual equity-based awards to our named executive officers, the Compensation Committee considers, but does not exclusively rely on any one of, the following: (i) our financial performance in the prior fiscal year; (ii) historical award data; (iii) compensation practices at peer group companies; and (iv) each named executive officer’s respective individual performance, prior experience and levels of responsibility with, and contributions to, the Company.

For fiscal 2015, the Compensation Committee continued to emphasize performance-based equity awards: 75% of all long-term equity awards were comprised of awards with performance-based vesting, while only 25% of our long-term equity awards were service-based. All service-based awards are subject to three-year cliff vesting instead of pro rata vesting. Long-term incentive grants outstanding have been made under our 2010 Value Creation Rewards Plan and our 2014 Equity Incentive Plan, and are set forth in the Outstanding Equity Awards at 2015 Fiscal Year-End table of this proxy statement.

Our compensation philosophy seeks to provide target values of long-term incentive awards for each named executive officer at the 50th percentile of our peer group. However, the target level of such awards in fiscal year 2014 was determined to fall below median levels of our peer group, so the maximum vesting potential for our performance-based equity awards was increased from 200% to 250% to provide greater potential upside to offset that shortfall at target. In fiscal 2015, the Compensation Committee determined to make appropriate adjustments to the target level of such awards for our executive officers, so the maximum vesting potential for fiscal year 2015 awards was reduced to 200% of each grant, subject to vesting and/or forfeiture depending on attainment of the performance levels indicated in the tables below. The number of award shares or units granted to each named executive officer at their respective target value levels was determined using the average trading value of our common stock for the 30-day period preceding the grant date of January 9, 2015, which was $38.27.

Also in fiscal 2015, with regard to our performance-based equity awards, we maintained the weighting of our grants based on target levels of our three-year average ROIC to 50% of all equity-based grants, but we changed the performance measure for our other long-term performance-based equity grants, representing 25% of our total long-term equity awards, to target levels of three-year cumulative EPS in lieu of the prior performance metric based on relative TSR. The determination to change this long-term incentive performance metric to target levels of EPS was based in part on the desire of the Compensation Committee to focus management on driving consistent, sustained earnings improvement as another measure of delivering shareholder value.

Restricted Shares and Restricted Stock Units

On January 9, 2015, the Compensation Committee awarded the following number of service-based restricted shares or restricted stock units under the 2006 Incentive Plan to our named executive officers (representing 25% of total targeted value of long-term incentive awards granted in fiscal 2015):

Named Executive Officer(1)	Number of Shares or Units	Target Value at Grant
Bernard Rzepka 5,934 units	8,491 shares	$325,000
Joseph J. Levanduski	4,801 shares	$183,750
Heinrich Lingnau-Schneider	1,633 units	$62,500
David C. Minc	3,690 shares	$141,250
Gustavo Pérez	1,927 units	$73,750

(1)	Mr. Gingo was no longer eligible to receive long-term stock-based incentive awards, but he received in calendar year 2015 an award of 2,090 unrestricted shares as part of his director compensation, as described further under Compensation of Directors in this Compensation Discussion and Analysis, and in the Director Compensation table located on page 49 of this proxy statement.

For fiscal 2015, the Compensation Committee awarded our non-U.S. named executive officers awards of share-settled restricted stock units, as compared to restricted shares, based upon certain tax treatment considerations. Awards of restricted stock units will be settled upon vesting on a 1-for-1 basis in shares of our common stock. For fiscal 2015, all service-based long-term incentive awards are subject to cliff vesting based on continued employment of the participant determined on the third anniversary of the grant date of January 9, 2015. It is the belief of the Compensation Committee that this long-term, non-pro rata vesting methodology enhances the retention focus of our long-term incentive awards and helps align our long-term equity program with progressing industry standards. During the restriction period, named executive officers may exercise full voting rights associated with their shares of restricted stock, although named executive officers receiving restricted stock units have no voting rights during the restriction period. In addition, during the restriction period, all dividends paid with respect to shares of restricted stock represented by such grant are held by the Company until all restrictions on the underlying restricted stock have lapsed by vesting. With regard to awards of restricted stock units, such units provide for dividend equivalent rights entitling executives to a payment equal to the amount of any cash dividends that are declared and paid during the restriction period upon the vesting of such units.

Performance Shares and Performance Units

The Compensation Committee also awarded performance shares and performance units under the 2014 Equity Incentive Plan to our named executive officers in the following amounts (granted at the maximum possible vesting of 200% of the target value of the grants, but representing 75% of total target value of long-term incentive awards granted in fiscal 2015):

Named Executive Officer(1)	Number of Shares or Units	Number with Dividend Rights	Target Grant Value
Bernard Rzepka	50,946 performance shares	25,473	$975,000
Joseph J. Levanduski	28,804 performance shares	14,402	$551,250
Heinrich Lingnau-Schneider	9,798 performance units	4,899	$187,500
David C. Minc	22,142 performance shares	11,071	$423,750
Gustavo Pérez	11,561 performance units	5,780	$221,250

These performance shares and performance units were awarded in amounts representing 200% of the target value of the grant, or the maximum potential settlement level, subject to the vesting on the third anniversary of the grant date at percentages based on achievement of internally-projected levels of ROIC or cumulative EPS at the end of a three-year performance period (“Performance Period”). Our non-U.S. named executive officers were awarded performance units, as compared to performance shares, based upon certain tax treatment considerations. Performance shares and performance units give the recipient the right to receive a specified number of shares of our common stock only if certain terms and conditions are met. Specifically, performance shares/units awarded in fiscal 2015 may vest on January 9, 2018 based on the following performance criteria: (i) with respect to two-thirds of each executive’s performance shares/units (comprising 50% of the target value of all of the executive’s equity-based awards), our achievement of certain absolute levels of ROIC over the same Performance Period; and (ii) with respect to one-third of each executive’s performance shares/units (comprising 25% of the target value of all of the executive’s equity-based awards), our achievement of certain levels of cumulative EPS levels over the same Performance Period. The percentage of each of the ROIC- and EPS-based grants that may vest will correspond to the level of achievement of the Company’s ROIC or cumulative EPS, as may be the case, at the end of the Performance Period, with 25% vesting at the “threshold” level, 50% at the “target” level, or 100% at the “maximum” level. If the Company’s performance with respect to either metric is between two percentages, the number of performance-based shares that vest will be mathematically interpolated by the Company. With respect to the performance-based stock awards, all shares/units which vest at the end of the Performance Period will be settled in shares of our common stock. Any performance shares/units that do not vest at the end of the Performance Period will be forfeited.

We do not disclose the specific forward-looking adjusted ROIC or EPS goals that we established for the performance awards granted in fiscal 2015 in this proxy statement because those goals relate to executive compensation to be earned in future years and we believe are unnecessary to provide a fair understanding of our named executive officers’ compensation in fiscal 2015, and we believe the disclosure of those long-term internal targets would cause us competitive harm. However, we will disclose such goals in future proxy statements once the performance periods have been completed and the settlement of such awards is then determined.

With regard to dividend rights, performance shares and units are allocated 50%, or the target grant level, of any cash dividends that are declared and paid during the Performance Period with respect to target grant shares or units, although such dividends are held by us, subject to the same terms and conditions as the related performance shares or units, and vest and are settled in cash only if, when and to the extent the related performance shares or units vest and are settled in the same proportion as such vesting and settlement. In the event a performance share or unit is forfeited, the related dividends are also forfeited.

Circuit Breaker for Certain Previously Issued Awards of Performance Shares and Performance Units

We use a secondary circuit breaker for our outstanding TSR-based performance awards issued in fiscal years 2013 and 2014, based on achieving positive TSR for the Performance Period. If our TSR is negative during the Performance Period, our TSR-based performance shares and units will vest only if our TSR for that period exceeds the 50th percentile of our peer group (instead of the 25th percentile threshold vesting level for positive TSR), and the vesting rates over the 50th percentile will be reduced by 50% from what would otherwise have applied for positive TSR.

Timing of Grants

The Compensation Committee generally determines equity grants at a meeting that immediately precedes our release of earnings results during the second quarter of each fiscal year. Because the information in these earnings releases has not yet been incorporated into the market price of our common stock, the Compensation Committee has set the grant date as of the second business day after the release of the earnings information. While this introduces some level of variability in our cost incurred in making awards and the value of the awards to our named executive officers, the Compensation Committee believes that this practice helps to ensure that information in its possession when determining award grants is reflected in the grant date stock price. In addition, the number of shares or units of equity grants are determined using the average closing price of our stock during the 30 calendar days preceding the grant date.

Retirement and Other Benefits

The retirement and benefits program components of our executive compensation program includes: (i) payment of limited perquisites and other personal benefits; (ii) participation in a 401(k) plan in the same manner as other employees; and (iii) participation in a non-qualified retirement plan. We also maintain other post-retirement benefit plans, such as health care plans and life insurance benefits, for certain of our U.S. employees, including certain of our named executive officers, on a non-discriminatory basis. The objectives of our retirement and benefits programs are to: (1) provide the named executive officers with reasonable and competitive levels of protection against contingencies, including retirement, death and disability, which could interrupt their employment and income received from us; and (2) reward the named executive officers for continued service with us.

Periodically, the Compensation Committee reviews how each element of our retirement and benefits program functions to achieve the Compensation Committee’s goals. At the discretion of the Compensation Committee, these programs may be modified, supplemented or removed. In general, the Compensation Committee considers competitive market practices and the costs of each of these programs and weighs those costs against the stated objectives for maintaining retirement and other benefits. The components of the fiscal year 2014 retirement and benefits program for the named executive officers are discussed individually below.

Perquisites and Personal Benefits

We provide very limited personal benefits to our named executive officers. To promote the long-term health and service of our executive team, we require that each executive officer undergo a complete physical examination at least once every other year for which we reimburse the associated costs. During fiscal 2015, we reimbursed Messrs. Gingo, Rzepka and Levanduski for the cost of such a physical examination in the amount of $2,547, $3,853 and $3,136, respectively. We also provided Messrs. Lingnau-Schneider and Pérez with certain automobile, fuel and insurance costs in the amounts of $22,476 and $10,604, respectively, under vehicle allowance programs similarly available to all management personnel in those foreign countries.

401(k) Plan

During fiscal 2015, we provided a matching contribution of up to 5% of each 401(k) plan account participant’s base salary for contributions made to their 401(k) account. Matching contributions made to the 401(k) plan accounts for our U.S. named executive officers during fiscal year 2015 are reported in the Summary Compensation Table located on page 34 of this proxy statement.

Non-Qualified Retirement Plan

We also maintain a non-qualified retirement plan for certain of our North American executives (the “Non-Qualified Plan”) pursuant to which the Compensation Committee may accrue certain amounts for the benefit of 401(k) plan participants in order to provide such participants with benefits not otherwise available to them due to certain tax-law driven compensation limitations. The Non-Qualified Plan is the same as the Retirement Plan except that it is intended to address issues associated with qualified plan contribution limits for highly-compensated individuals. Benefits under the Non-Qualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after two years of employment with us and full vesting after seven years of employment with us. In addition, upon a Change-in-Control (as defined in the Non-Qualified Plan), participants’ benefits under the Non-Qualified Plan become fully vested and non-forfeitable. Moreover, if a participant’s employment is terminated for any reason within two years of the occurrence of a Change-in-Control, payment of such participant’s vested account balance shall be made in a lump sum payment within five days of such termination. Amounts accrued by us under the Non-Qualified Plan for the benefit of each participant reflect the investment performance that would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the S&P 500. The amounts accrued (excluding the assumed investment based performance earnings thereon) by us pursuant to the Non-Qualified Plan for the benefit of our North American named executive officers for fiscal year 2015 are disclosed in the Summary Compensation Table located on page 34 of this proxy statement. The Compensation Committee believes that maintaining this plan helps to maintain the competitiveness of our retirement package.

International Retirement Plans

We maintain defined benefit plans for certain of our foreign employees. During fiscal 2015, Messrs. Rzepka, Lingnau-Schneider, and Pérez each participated in such plans on the same non-discriminatory basis as other international employees who are participants. However, Mr. Rzepka’s participation in our European retirement plan was frozen effective December 31, 2014, in connection with his promotion to President and Chief Executive Officer and his relocation to the U.S. Additional information for these plans can be found in the Pension Benefits Table located on page 42 of this proxy statement and the accompanying description.

Other Elements of Our Compensation Programs

Employment Agreements and Change-In-Control Arrangements

The Compensation Committee carefully considers the use and conditions of any employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change-in-control arrangements are often appropriate to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving, or who face relocation expenses in order to accept employment with us. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change-in-control.

The Company has employment agreements with Bernard Rzepka, our President and Chief Executive Officer, and Joseph J. Levanduski, our Executive Vice President, Chief Financial Officer. The Company had also entered into an employment agreement with Joseph M. Gingo, our former President and Chief Executive Officer, which, as amended, expired on January 31, 2015. The material provisions of those agreements are discussed further under Employment Agreements beginning on page 43 of this proxy statement.

The Compensation Committee believes that these employment agreements help protect our stockholders’ interests by assuring that we will have the continued dedication, undivided loyalty and objective advice from our Chief Executive Officer and Chief Financial Officer even in the event of a proposed transaction, or the threat of a transaction, which could result in a change-in-control. Our employment agreements provide certain protections in the event of a change-in-control event, but provide payments to an executive only if their employment is terminated as a result of, or within a specified period after, a change-in-control (i.e., a double trigger). The Compensation Committee does not believe that executives should receive additional compensation merely as a result of a change-in-control (i.e., a single trigger) and believes that these employment agreements provide adequate protection to our key executive officers to help ensure that change-in-control offers will be evaluated in the best interests of stockholders without fear of job elimination without compensation in connection with a transaction. The Compensation Committee recognizes, however, that these employment agreements may have the effect of discouraging a takeover attempt because such a transaction would constitute a change-in-control and could require increased compensation expense.

In addition to the use of these employment agreements, the Compensation Committee has authorized the use of separate change-in-control agreements with certain other key executive personnel. While the Compensation Committee believes that it is in the Company’s best interests to retain most of our employees on an “at will” basis, the Committee also recognizes that we will not be able to retain key executive personnel without providing certain protections in the event of a change-in-control. Like the change-in-control provisions utilized in our employment agreements, all of our change-in-control agreements provide payments to covered employees only if employment is terminated as a result of, or within a specified period after, a change-in-control. The Compensation Committee believes that such agreements help to mitigate the fear of job loss associated with potential change-in-control transactions and allow our key executive team to perform during such offers in an appropriate fashion. We have entered into such change-in-control agreements with Messrs. Lingnau-Schneider, Minc, and Pérez. The material provisions of these change-in-control agreements are discussed under Change-in-Control Agreements beginning on page 45 of this proxy statement.

Equity Plans

Under the terms of our 2006 Incentive Plan, 2010 Rewards Plan, and 2014 Equity Incentive Plan, unless specified otherwise in the associated award agreement or in a separate employment or change-in-control agreement: (i) all of a participant’s awards will be fully vested and exercisable upon a Business Combination or Change-in-Control (as such terms are defined in the respective plans); and (ii) all performance objectives will be deemed to have been met as of the date of the Business Combination or Change-in-Control. If we conclude that any payment or benefit due to a named executive officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), we will consider the feasibility of offering substitute awards that would not constitute “parachute payments” under Section 280G of the Code and that would not generate penalties under Section 409A of the Code, and to the extent that such a substitution is not feasible, or the payments and benefits due to the participant still would be subject to the excise tax imposed by Section 4999 of the Code, we will reduce the payments and benefits due to a participant to the greatest amount that would not generate an excise tax under Section 409A of the Code.

Tax and Accounting Considerations

As a general matter, the Compensation Committee considers the various tax and accounting implications of our various compensation components and seeks to structure our executive compensation programs in a tax efficient manner, but in a manner consistent with its stated compensation philosophy.

Deductibility of Executive Compensation

Section 162(m) of the Code prohibits the Company from taking a federal income tax deduction for compensation paid in excess of $1.0 million in any taxable year to our Chief Executive Officer and three other most highly compensated executive officers other than our Chief Financial Officer, unless certain conditions are met. Exceptions are permitted for qualified performance-based compensation, among other things. As part of its role, the Compensation Committee annually considers the deductibility of executive compensation under Section 162(m) in structuring our executive compensation program. The Compensation Committee believes, however, that compensation and benefit decisions should be primarily driven by the needs of our business, rather than by tax considerations. Accordingly, the Compensation Committee may choose to award compensation that does not meet the requirements of Section 162(m) where, in its judgment, such payments are appropriate to achieve its compensation philosophy and objectives. Also, even if compensation is awarded that is intended to meet the requirements of Section 162(m), we cannot guarantee that such compensation will so qualify to be deductible.

Nonqualified Deferred Compensation

Section 409A of the Code and the final regulations adopted thereunder impose certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of nonqualified deferred compensation plans, which may extend to various plans and arrangements that we maintain.

Accounting Standards Codification No. 718

When determining amounts of long-term incentive grants to the named executive officers and other employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification No. 718, Share-Based Payment, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge.

Stock Ownership Guidelines, Holding Requirements and Other Stock Ownership Policies

The Compensation Committee has adopted stock ownership guidelines for our executive officers and directors since 2006. These guidelines require that, within a five-year period from the date a person is appointed to their current executive office, the Chief Executive Officer will maintain stock ownership in value equal to approximately five times his base salary and the other executive officers will maintain stock ownership in value equal to approximately three times their respective base salaries. Directors are required to attain and hold stock ownership in value equal to approximately five times the cash portion of their annual retainer within a five-year period from the date of their first election or appointment to the Board of Directors. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers and directors as required to be reported in a proxy statement.

The Compensation Committee has included two additional components to help further the effectiveness of our stock ownership guidelines in aligning the interests of our executive officers and directors with the long-term interests of our stockholders. First, the Compensation Committee has incorporated a mandatory holding component which requires that all common stock received from equity awards (net of taxes) be held until guideline ownership levels are met and maintained. Second, the Compensation Committee has adopted a mandatory stock purchase component which requires that any executive officer or director who does not satisfy, or who is not demonstrating sustained progress toward satisfying, their share ownership guidelines to use at least 50% of all annual incentive compensation or director fees they receive, net of personal income taxes, to purchase our common stock until that person attains compliance with the guidelines. To help facilitate this requirement, during fiscal year 2012 we adopted an Executives and Directors Stock Ownership Guidelines Compliance Program (“EDSOP”) which provides executive officers and directors with a convenient method to directly purchase our common stock at its fair market value with their annual incentive compensation payments or director retainer fees.

In addition to these requirements, our executives and directors are prohibited under our insider trading policy and procedures from pledging our stock, purchasing our stock on margin, engaging in short sales, or engaging in any hedging transactions.

As of October 16, 2015, all directors and our named executive officers were in, or on track to attain, compliance with our stock ownership guidelines.

Compensation of Directors

The Compensation Committee is also responsible for determining compensation for our non-employee directors. Generally, the Compensation Committee structures director compensation in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise and, in part, to provide directors with compensation that is tied to the performance of our common stock. On an annual basis, the Compensation Committee requests that its compensation consultant evaluate our current director compensation levels relative to our peers. Generally, it is the goal of the Compensation Committee to position overall director compensation at a median market level, similar to the philosophy for employee compensation.

During fiscal 2015, upon consultation and review with Pay Governance, the Compensation Committee assessed our current director compensation program and determined that no adjustments to the general compensation levels were appropriate in 2015 in order to maintain the intended goal of positioning total director compensation at the median market level of our peer group. Accordingly, each non-employee director continued to receive each calendar year (following election at the annual meeting held in the preceding December) an annual director cash retainer of $80,000 and an annual grant of fully vested and unrestricted shares of common stock with an approximate grant date fair value of $80,000 (determined by the average trading price of our common stock for the 30-day period preceding the grant date), for total targeted base annual director compensation of $160,000. We do not provide additional fees per meeting unless directors attend more than 24 meetings annually, in which case directors will receive $1,500 for each Board or Committee meeting attended. Additionally, the Compensation Committee reviewed with Pay Governance comparative information regarding the appropriate level of additional compensation for a non-executive Chair, the position to which Mr. Gingo was appointed in fiscal 2015, in board structures which also included a lead independent director. Based on this evaluation, the Compensation Committee approved the payment of the following cash retainers to directors with additional duties: (i) $120,000 for the non-executive Chair, (ii) $20,000 for the lead independent director; (iii) $17,500 for the chairs of the Audit and Compensation Committee; and (iii) $10,000 for chairs of all other committees. Mr. Rzepka, who is currently the only employee director, does not receive additional compensation for service on our Board of Directors. Director compensation for fiscal 2015 is more fully reflected in the Director Compensation table located on page 49 of this proxy statement.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, as part of our ERM process, management and the Compensation Committee review all of our employee compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us. The Compensation Committee believes that our governance and organizational structures, in conjunction with risk-mitigation elements contained within our compensation program, allows us to continue to objectively assess risk as it relates to all employee compensation programs and plans. Such risk-mitigation elements include but are not limited to the following: circuit breakers in our annual and long-term incentive plans; consistent benchmarking in establishing our overall compensation structure and elements; share ownership guidelines and holding period requirements; clawback policy for bonus payments; the total mix of our compensation programs, including significant at-risk vesting portions of our long-term incentives; consistent timing of our equity grants; use of performance metrics consistent with short-term and long-term strategic focuses; use of multiple performance metrics differentiated between our annual bonus and long-term incentive plans; consistent application of certain of our annual and long-term performance metrics across business segments and geographic regions; and availability of discretion to adjust executives’ bonus compensation downward to reflect personal performance issues. Based upon the results of our ERM assessment during fiscal 2015, the Compensation Committee determined that the risks arising from our compensation policies and practices were not reasonably likely to have a material adverse effect on the Company. For more information regarding our ERM process, see the discussion provided under Board’s Role in Risk Oversight beginning on page 8 of this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included as part of this proxy statement.

Compensation Committee:

Gregory T. Barmore (Chair)

David G. Birney

Lee D. Meyer

James A. Mitarotonda

Ernest J. Novak, Jr.

COMPENSATION TABLES

Summary Compensation Table

The table below provides information regarding the compensation of individuals serving as our Chief Executive Officer and our principal financial officer during fiscal 2015, and our three other most highly compensated executive officers serving as of August 31, 2015.

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)		(i)		(j)
Name and Principal Position(1)	Fiscal Year	Salary($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

Bernard Rzepka(5)	2015	$652,737	(6)	—	$1,138,473	—	$516,821	$(28,053	)(7)	$47,641	(8)	$2,327,619
President and Chief Executive Officer	2014	$555,000		—	$888,277	—	$492,511	$(533,234)		$11,830		$1,414,384
	2013	$535,700		—	$749,764	—	$197,503	$822,566		$3,876		$2,309,409

Joseph M. Gingo	2015	$318,462		—	$—	—	$228,327	—		$8,313,147	(9)	$8,859,935
Chairman of the Board	2014	$920,000		—	$2,599,922	—	$1,085,875	—		$98,012		$4,703,809
	2013	$875,000		—	$2,618,260	—	$367,500	—		$89,347		$3,950,107

Joseph J. Levanduski	2015	$456,881		—	$643,685	—	$265,980	—		$52,408	(10)	$1,418,953
Executive Vice President, Chief Financial Officer	2014	$415,717		—	$541,615	—	$312,041	—		$32,177		$1,301,550
	2013	$392,000		—	$583,150	—	$86,436	—		$20,591		$1,082,177

Heinrich Lingnau-Schneider(5)	2015	$354,418		—	$218,953	—	$210,627	$173,169		$27,383	(11)	$984,549
Executive Vice President, General Manager — EMEA

David C. Minc	2015	$382,461		—	$494,756	—	$192,818	—		$36,981	(12)	$1,107,016
Executive Vice President,	2014	$353,343		—	$454,967	—	$230,658	—		$29,825		$1,068,793
Chief Legal Officer	2013	$340,890		—	$468,871	—	$72,779	—		$26,039		$908,579

Gustavo Pérez(5)	2015	$347,882		—	$258,339	—	$176,379	$66,213		$16,156	(13)	$864,969
Vice President, General Manager — Latin America	2014	$350,000		—	$319,552	—	$318,173	$25,322		$18,825		$1,031,872
	2013	$333,055		—	$645,204	—	$31,103	$400,092		$19,306		$1,428,760

(1)	Mr. Gingo served as President, Chief Executive Officer and Chairman of the Board of Directors until December 31, 2014, and continued to serve as Chairman of the Board thereafter. Mr. Gingo therefore participated in the Company’s executive compensation programs during a portion of fiscal year 2015. Mr. Lingnau-Schneider’s compensation information is provided only for fiscal year 2015 because he was not a named executive officer in fiscal year 2014 or 2013.
(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all stock-based awards granted during such fiscal year. As further shown in the Grants of Plan-Based Awards table located on page 36 (i) the amounts reported for time-based vesting awards granted during fiscal 2015 were determined using the closing price of a share of our common stock on the date of grant of $33.52, and (ii) the amounts reported for performance-based vesting awards granted during fiscal 2015 were determined using the target level award for all ROIC-based and cumulative EPS-based incentive performance awards and the closing price of a share of our common stock on the date of grant of $33.52. Assumptions used in the calculation of these amounts are also included in Note 11 “Share-Based Incentive Compensation Plans” to the Consolidated Financial Statements included in A. Schulman’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015. All ROIC-based and cumulative EPS-based long-term incentive awards are subject to performance-based vesting as described under Long-Term Incentives – Performance Shares and Performance Units on pages 28-29. The maximum value of the stock awards granted to each named executive officer in fiscal year 2015, assuming that the highest level of performance conditions will be achieved for the performance-based awards and using the closing price of a share of our common stock on the date of grant of $33.52, is as follows: Mr. Rzepka, $1,992,328; Mr. Levanduski, $1,126,440; Mr. Lingnau-Schneider, $383,167; Mr. Minc, $865,889; and Mr. Pérez, $452,118.
(3)	There were no grants of stock options to a named executive officer during the fiscal years 2015, 2014, or 2013.
(4)	The amounts in this column represent compensation awarded under our annual bonus plan with respect to performance during each fiscal year.

(5)	The amounts for Messrs. Rzepka, Lingnau-Schneider, and Pérez for fiscal year 2015 other than Stock Awards and Non-Equity Incentive Plan Compensation were translated to U.S. dollars from either the Euro for Messrs. Rzepka and Lingnau-Schneider or the Mexican Peso for Mr. Pérez, using the following 12-month average rates: (i) 1.162193 Euro:USD, and (ii) 0.067665 MXCP:USD.
(6)	Mr. Rzepka’s base salary was increased from $555,000 to $736,000 on January 1, 2015, in connection with his promotion from Executive Vice President, Chief Operating Officer to President and Chief Executive Officer.
(7)	Amounts reflect the change in pension value for each reporting year for Mr. Rzepka and Mr. Pérez and, for 2015, Mr. Lingnau-Schneider. Amounts for 2015 were translated to U.S. dollars from either the Euro for Messrs. Rzepka and Lingnau-Schneider or the Mexican Peso for Mr. Pérez, using the following 12-month average rates: (i) 1.162193 Euro:USD, and (ii) 0.067665 MXCP:USD. As further described in the Pension Benefits table located on page 42, as well as under International Retirement Plans located on page 42, Messrs. Rzepka and Lingnau-Schneider participate in a pension plan that is generally available to certain of our employees in Europe, and Mr. Pérez participates in a pension plan that is generally available to certain of our employees in Mexico, although Mr. Rzepka’s participation in the European plan was frozen effective December 31, 2014 in connection with his promotion to President and Chief Executive Officer.
(8)	For Mr. Rzepka, amount includes: (i) $8,492 in matching contributions by the Company into Mr. Rzepka’s 401(k) plan account; (ii) $10,812 in Company contributions to the Non-Qualified Plan; and (iii) $24,484 in dividend equivalents paid on restricted stock units for which the restriction lapsed in fiscal 2015, and (iv) $3,853 in reimbursed expenses incurred for a mandatory bi-annual physical examination.
(9)	For Mr. Gingo, amount includes: (i) $2,673 in Company contributions to the Non-Qualified Plan; (ii) $238,393 of dividends paid on restricted stock and performance share awards for which the restrictions lapsed in fiscal 2015; and (iii) $2,547 in reimbursed expenses incurred for a mandatory bi-annual physical examination. Amount for Mr. Gingo also includes the value realized upon vesting, based on the closing price of our common stock on the vesting date of $33.36, of all of Mr. Gingo’s time-based restricted stock awards and performance-based share awards remaining outstanding following the normal vesting during fiscal year 2015 of his 2012 awards and the portion of his time-based restricted shares granted in fiscal 2013 and 2014 which were subject to vesting for retirement, in the following manner: (i) 17,963 of his time-based restricted shares granted in fiscal 2013 and 2014 were vested in addition to the 18,561 restricted shares which were already subject to vesting for retirement, (ii) all 182,617 of his ROIC-based performance shares granted in fiscal 2013 and 2014 were vested and were settled at the full amount, or 100%, of the grants, as the Company was then performing at approximately the maximum vesting levels for those grants for the period through the end of his service as President and Chief Executive Officer, and (iii) 41,313 of his relative TSR-based performance shares granted in fiscal 2013 and 2014 were vested and settled at the target levels, or 50% of the 2013 grant and 40% of the 2014 grant, as the Company was then performing approximately at the target level of relative TSR for the period through the end of his service as President and Chief Executive Officer. With regard to the settlement of the TSR-based performance shares, Mr. Gingo exercised his option to settle such awards in cash in lieu of shares of common stock.
(10)	For Mr. Levanduski, amount includes: (i) $20,693 in matching contributions by the Company into Mr. Levanduski’s 401(k) plan account; (ii) $9,355 in Company contributions to the Non-Qualified Plan; and (iii) $19,224 of dividends paid on restricted stock for which the restrictions lapsed in fiscal 2015 and (iv) $3,136 in reimbursed expenses incurred for a mandatory bi-annual physical examination.
(11)	For Mr. Lingnau-Schneider, amount includes: (i) $4,907 in dividends paid on restricted stock and performance share awards for which the restrictions lapsed in fiscal 2015; and (ii) $22,476 in reimbursement of certain vehicle-related expenses under a vehicle allowance program similarly available to all management personnel in Germany.
(12)	For Mr. Minc, amount includes: (i) $14,902 in matching contributions by the Company into Mr. Minc’s 401(k) plan account; (ii) $5,727 in Company contributions to the Non-Qualified Plan; and (iii) $16,352 in dividends paid on restricted stock and performance share awards for which the restrictions lapsed in fiscal 2015.
(13)	For Mr. Pérez, amount includes: (i) $5,551 in dividend equivalents paid on restricted stock units for which the restriction lapsed in fiscal 2015; and (ii) $10,604 in reimbursement of certain vehicle-related expenses under a vehicle allowance program similarly available to all management personnel in Mexico.

Grants of Plan-Based Awards

			Estimated Future Payouts under Non- Equity Incentive Plan Awards(1)						Estimated Future Payouts under Equity Incentive Plan Awards
(a)	(b)		(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)
Name	Grant Date	Board Approval Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)(1)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Bernard Rzepka	09/15/2014	09/15/2014	$314,708	(2)	$629,417	(2)	$1,258,834	(2)	—	—	—	—	—
	01/09/2015	12/12/2014	—		—		—		4,246	8,491	16,982	—	$284,618	(3)
	01/09/2015	12/12/2014	—		—		—		8,491	16,982	33,964	—	$569,237	(4)
	01/09/2015	12/12/2014	—		—		—		—	—	—	8,491	$284,618	(5)
Joseph M. Gingo	09/15/2014	09/15/2014	$153,333	(6)	$306,667	(6)	$613,333	(6)	—	—	—	—	—
Joseph J. Levanduski	09/15/2014	09/15/2014	$161,000		$322,000		$644,000		—	—	—	—	—
	01/09/2015	12/12/2014	—		—		—		2,400	4,801	9,601	—	$160,930	(3)
	01/09/2015	12/12/2014	—		—		—		4,801	9,601	19,203	—	$321,826	(4)
	01/09/2015	12/12/2014	—		—		—		—	—	—	4,801	$160,930	(5)
Heinrich Lingnau-Schneider	09/15/2014	09/15/2014	$114,538		$229,075		$458,150		—	—	—	—	—
	01/09/2015	12/12/2014	—		—		—		817	1,633	3,266	—	$54,738	(7)
	01/09/2015	12/12/2014	—		—		—		1,633	3,266	6,532	—	$109,476	(8)
	01/09/2015	12/12/2014	—		—		—		—	—	—	1,633	$54,738	(5)
David C. Minc	09/15/2014	09/15/2014	$115,500		$231,000		$462,000		—	—	—	—	—
	01/09/2015	12/12/2014	—		—		—		1,845	3,690	7,381	—	$123,689	(3)
	01/09/2015	12/12/2014	—		—		—		3,690	7,380	14,761	—	$247,378	(4)
	01/09/2015	12/12/2014	—		—		—		—	—	—	3,690	$123,689	(5)
Gustavo Pérez	09/15/2014	09/15/2014	$87,500		$175,000		$350,000		—	—	—	—	—
	01/09/2015	12/12/2014	—		—		—		964	1,927	3,854	—	$64,593	(7)
	01/09/2015	12/12/2014	—		—		—		1,927	3,853	7,707	—	$129,153	(8)
	01/09/2015	12/12/2014	—		—		—		—	—	—	1,927	$64,593	(5)

(1)	Amounts indicated for each named executive officer represent the levels of cash-based opportunities granted to them under our annual bonus plan for fiscal 2015. For example, amounts under the “Threshold” column reflect achievement of a threshold level of performance at the lowest weighted performance level for each metric by each named executive officer under our fiscal 2015 annual bonus plan. The amounts actually earned and paid with respect to fiscal 2015 are included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the Summary Compensation Table of this proxy statement.
(2)	Amounts indicated for Mr. Rzepka were his levels of opportunities under our annual bonus plan for fiscal 2015 on a pro rata basis during the time he served as Executive Vice President and Chief Operating Officer from September 1, 2014 through December 31, 2014, or one-third of our fiscal year, and President and Chief Executive Officer, from January 1, 2015 through August 31, 2015, or two-thirds of our fiscal year. The amount actually earned and paid to Mr. Rzepka with respect to his annual bonus for fiscal 2015 is included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the Summary Compensation Table of this proxy statement.
(3)	Award of performance shares, the terms of which are described under Long-Term Incentives – Performance Shares and Performance Units beginning on page 28 of this proxy statement based on internal cumulative EPS targets. The grant date fair value of these performance shares was computed using the target level award in column (g) and was calculated using the closing price of our common stock on the date of grant of $33.52 per share; however, the number of shares granted at the target level for these annual long-term incentive plan equity awards was determined using the average trading value of our common stock for the 30-day period preceding the grant date of $38.27.
(4)	Award of performance shares, the terms of which are described under Long-Term Incentives – Performance Shares and Performance Units beginning on page 28 based on internal ROIC targets. The grant date fair value of these performance shares was computed using the target level award in column (g) as the estimate of the probable outcome of the performance-vesting conditions and was calculated using the closing price of our common stock on the date of grant of $33.52 per share; however, the number of shares granted at the target level opportunity for these annual long-term incentive plan equity awards was determined using the average trading value of our common stock for the 30-day period preceding the grant date of $38.27.

(5)	Award of restricted stock which vests on the third anniversary of the award grant date. The grant date fair value of such awards was calculated using the closing price of our common stock on the date of grant of $33.52 per share, although the number of shares granted at the respective target levels for these awards of restricted stock was determined using the average trading value of our common stock for the 30-day period preceding the grant date, which was $38.27.
(6)	Amounts indicated for Mr. Gingo were his levels of opportunities under our annual bonus plan for fiscal 2015 on a pro rata basis during the time he served as President and Chief Executive Officer, from September 1, 2014 through December 31, 2014, or one-third of our fiscal year. The amount actually earned and paid to Mr. Gingo with respect to his annual bonus for fiscal 2015 is included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the Summary Compensation Table of this proxy statement.
(7)	Award of performance units, the terms of which are described under Long-Term Incentives – Performance Shares and Performance Units beginning on page 28 of this proxy statement based on internal cumulative EPS targets. The grant date fair value of these performance units was computed using the target level award in column (g) as the estimate of the probable outcome of the performance-vesting conditions and was calculated using the closing price of our common stock on the date of grant of $33.52 per share; however, the number of units granted at the target level for these annual long-term incentive plan equity awards was determined using the average trading value of our common stock for the 30-day period preceding the grant date of January 13, 2014 of $38.27.
(8)	Award of performance units, the terms of which are described under Long-Tem Incentives – Performance Shares and Performance Units beginning on page 28 based on internal ROIC targets. The grant date fair value of these performance units was computed using the target level award in column (g) as the estimate of the probable outcome of the performance-vesting conditions and was calculated using the closing price of our common stock on the date of grant of $33.52 per share; however, the number of units granted at the target level opportunity for these annual long-term incentive plan equity awards was determined using the average trading value of our common stock for the 30-day period preceding the grant date of $38.27.

2015 Named Executive Officer Compensation Components

Base Salary

In fiscal 2015, the Compensation Committee continued to implement its base salary positioning philosophy of attempting to position executive officer base salaries at or near the 50th percentile of our peers, whether by increasing incrementally base salaries falling below the median target or by managing toward the median any base salaries that exceeded the peer market median. Base salary increases to our named executive officers in fiscal 2015 were consistent with guidelines approved for all employees, including the same 3.0% merit increase pool approved for all U.S. employees, except where further adjustments were warranted based on (i) outstanding or poor personal performance, (ii) peer market median alignment, which is our target for all of our employees, or (iii) local laws applicable to certain international executives. In late fiscal 2014, Mr. Levanduski had received a base salary adjustment of approximately 8.8% to $446,000, Mr. Minc received a base salary adjustment of approximately 6.9% to $373,000, and Mr. Lingnau-Schneider received a base salary adjustment of 29% to $416,500, each of which were intended to improve their alignment toward the market median for a similarly-positioned executive officer in our 2015 Peer Group. During fiscal 2015, Messrs. Levanduski and Minc each received a base salary increase of 3.0% generally applicable to our executive officers; Messrs. Lingnau-Schneider and Pérez did not receive base salary increases in fiscal 2015. Mr. Rzepka did not receive an increase in his base salary at the beginning of fiscal year 2015, but effective January 1, 2015, his base salary was increased from $555,000 to $736,000 to reflect his promotion to President and Chief Executive Officer of the Company. Mr. Gingo did not receive an increase in his base salary in fiscal 2015 due to his impending retirement during the fiscal year. In targeting our executives’ base salary range at the 50th percentile, the Compensation Committee believes that the Company is able to properly motivate our executive officers and fulfill the Company’s goals of rewarding outstanding performance and achieving executive retention. It is the opinion of the Compensation Committee that by setting base salary levels at competitive rates, our executive officers are rewarded for undertaking positions of leadership and provided with an incentive to continue working for us. However, as base salary compensation is not typically subject to reduction or forfeiture based on corporate performance, the Compensation Committee believes that it should comprise only one component of our overall pay philosophy, with a majority of our executive compensation structure comprised of at-risk components.

Annual Bonuses

Each fiscal year, the Compensation Committee establishes the award formulas and performance goals under our annual bonus program to determine the cash performance bonuses that may be earned by our named executive officers for that year, including the maximum eligible cash bonus. The bonuses that each of the named executive officers could have earned are set forth in the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” columns in the Grants of Plan-Based Awards table of this proxy statement, and the bonuses actually paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table of this proxy statement.

In early fiscal 2015, the Compensation Committee established the target bonus awards for each of the named executive officers and established that each executive’s total bonus opportunity would be based on attainment of various levels of specified corporate performance metrics. Fiscal 2015 bonus targets for each named executive officer are disclosed under Annual Cash Bonuses of the Compensation Discussion and Analysis on beginning on page 23 of this proxy statement.

In conjunction with establishing the target bonus opportunity for each named executive officer, the Compensation Committee selected performance metrics for evaluating corporate performance, along with the respective weighting for each metric and the threshold, target, stretch, enhanced stretch and maximum performance goal levels. In selecting performance metrics for fiscal 2015, the Compensation Committee continued to use metrics that it believed were consistent with the Company’s short- and long-term corporate financial and strategic goals, thereby maintaining consistent management focus, and that were also believed to be key drivers of stockholder value. Under these objectives, the Compensation Committee continued to use the following corporate level performance metrics for 2015: (i) consolidated net income; and (ii) consolidated operating income, each subject to excluding, if applicable, certain unusual or one-time in nature items from a list of such potential items approved by the Compensation Committee. The Compensation Committee eliminated a third corporate level performance metric, working capital, which had been utilized since 2008. Because the Company’s cash flows from overall operations have improved significantly since that time, to the point of industry leading performance, the Compensation Committee determined to focus more on increasing Company profitability. The working capital element was retained at the regional and business unit levels and for certain personal objectives, however, to continue to sustain our improvements in working capital in those areas. An element of quantifiable personal objectives was also added for each executive officer including the CEO to provide greater balance between the Company’s financial performance and nonfinancial results in key areas under the direct influence of our executive officers. This element represented 10% of the target bonus opportunity for Messrs. Rzepka, Levanduski, Lingnau-Schneider, and Pérez, and 20% of the target bonus opportunity for Mr. Minc. For each performance metric, the Compensation Committee established the following weighting for the named executive officers at the outset of fiscal year 2015:

Named Executive Officer	Consolidated Net Income	Consolidated Operating Income	Personal Objectives
Joseph M. Gingo(1)	66.7%	33.3%	0%
Bernard Rzepka	60%	30%	10%
Joseph J. Levanduski	60%	30%	10%
David C. Minc	50%	30%	20%

	Consolidated Operating Income	Region Operating Income	Region Days of Working Capital	Personal Objectives
Heinrich Lingnau-Schneider	30%	50%	10%	10%
Gustavo Pérez	30%	50%	10%	10%

(1)	Applicable only for the period from September 1, 2014 through December 31, 2014.

For fiscal 2015, we utilized our budgeting model to set the performance levels for each of the performance metrics. The Compensation Committee believes that achieving the budget requires strong management performance and is deserving of a bonus at the targeted award. The maximum bonus level for consolidated worldwide corporate performance of 200% of target was set at approximately 120% of the budget. The threshold bonus level for consolidated performance was established at approximately 90% of the budget target amount, and would have yielded a payout of 50% of target. The Compensation Committee believes that its targets are challenging but achievable with successful management performance. For a description of the effects of our fiscal 2015 corporate performance on our annual bonus payments, see page 25 of the Compensation Discussion and Analysis.

For all directly reporting executive officers, Mr. Rzepka is granted the discretion to recommend increases or decreases in annual bonus awards based on an executive’s individual performance during the fiscal year. Specifically, Mr. Rzepka may adjust annual bonus payouts for all directly reporting executive officers down to $0 or up to 200% of their target award based on individual performance relative to personal objectives established at the beginning of the fiscal year and desired behaviors. However, the total amount of all bonus payments to our executive officers, including all discretionary adjustments, cannot exceed the total amount determined by application of our objective performance metrics. It is the Compensation Committee’s opinion that this limited discretionary flexibility in administering the annual bonus plan is critical to either help reward exceptional individual efforts that are not otherwise captured by formulaic application of the bonus plan, and thereby help retain the continued commitment of key performers, or to reduce payments to executive officers who individually (or whose area of responsibility) underperformed, regardless of the formulaic bonus plan payouts. For fiscal 2015, Mr. Rzepka did not recommend any individually-based adjustments for our named executive officers. However, at the end of our fiscal year, Mr. Rzepka and the rest of our executive management team voluntarily proposed to forego a portion of their objectively determined bonuses for fiscal 2015 as an indication of their firm dedication to deliver financial performance and shareholder value at levels committed to through our fiscal budgeting process. The Compensation Committee was greatly impressed by this expression of dedication, and approved fiscal 2015 bonus payouts at the levels proposed by Mr. Bernard and the executive management team. A comparison of the percentages objectively attained and the percentages approved to be paid to our named executive officers for fiscal year 2015 annual bonuses is presented under Annual Cash Bonuses – 2015 Performance of the Compensation Discussion and Analysis on page 25 of this proxy statement.

Long-Term Incentives

In fiscal 2015, the Compensation Committee awarded shares of restricted stock and restricted stock units, as well as grants of performance shares and performance units, to our named executive officers, the amounts of which are set forth in column (i) in the Grants of Plan-Based Awards table of this proxy statement. For a discussion of the vesting criteria for such awards, see page 28 of the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Bernard Rzepka	—	—	—	—	—	20,271	(3)	$695,903	50,946	(4)	$1,748,976
	—	—	—	—	—	—		—	44,492	(5)	$1,527,410
	—	—	—	—	—	—		—	43,484	(6)	$1,504,821
Joseph M. Gingo	—	—	—	—	—	—		—	—		—
Joseph J. Levanduski	—	—	—	—	—	12,687	(7)	$435,545	28,804	(4)	$988,841
	—	—	—	—	—	—		—	27,129	(5)	$931,339
	—	—	—	—	—	—		—	32,002	(6)	$1,098,629
Heinrich Lingnau-Schneider	—	—	—	—	—	4,270	(8)	$146,589	9,798	(4)	$336,365
	—	—	—	—	—	—		—	13,562	(5)	$465,583
	—	—	—	—	—	—		—	6,199	(6)	$212,812
David C. Minc	—	—	—	—	—	10,161	(9)	$348,827	22,142	(4)	$760,135
	—	—	—	—	—	—		—	22,787	(5)	$782,278
	—	—	—	—	—	—		—	25,732	(6)	$883,380
Gustavo Pérez	—	—	—	—	—	18,223	(10)	$625,596	11,561	(4)	$396,889
	—	—	—	—	—	—		—	16,005	(5)	$549,452
	—	—	—	—	—	—		—	19,387	(6)	$665,556

(1)	Market value computed using $34.33, the closing share price of the common stock on August 31, 2015.
(2)	Awards presented based upon achievement of maximum performance goals and maximum number of shares issuable with respect to vesting thereof.
(3)	Awards of service-based restricted stock units or shares subject to vesting on the third anniversary of the date of grant conditioned on continued employment, the vesting of which will occur as follows: (i) 4,382 units on January 10, 2016, (ii) 1,464 units on April 15, 2016, (iii) 5,934 units on January 13, 2017, and (iv) 8,491 shares on January 9, 2018.
(4)	Awards of performance shares or performance units granted during fiscal 2015 that will vest, if at all, on January 9, 2018, based either upon internal target levels of ROIC or internal target levels of cumulative EPS, as described under Long-Term Incentives – Performance Shares and Performance Units beginning on page 28 of this proxy statement.
(5)

Awards of performance shares or performance units granted during fiscal 2014 that will vest, if at all, on January 13, 2017, based either upon a measurement of TSR relative to a peer group of similar companies from the award grant date, or internal target levels of ROIC. Specifically: (1) with respect to one-third of each executive’s performance shares, our TSR performance relative to the average performance of the common stock of a group of peer companies in the S&P Special Chemicals Index, as measured from January 13, 2014 to January 13, 2017; and (2) with respect to the remaining two-thirds of each executive’s performance shares, the achievement by the Company certain internal ROIC targets for the performance year ending at

November 30, 2016. With respect to each type of performance shares, no shares will vest if performance is below the 25th percentile or threshold target level, respectively, 20% will vest if performance is at the 25th percentile or threshold target level, respectively, 40% will vest if performance is at the 50th percentile or target level, respectively, and 100% will vest if performance is at or above the 75th percentile or the maximum target level, respectively. Any performance shares that do not vest on January 13, 2017 will be forfeited. With regard to dividend rights, these performance shares and units are allocated 40%, or target grant level, of any cash dividends that are declared and paid during the Performance Period with respect to target grant shares or units, although such dividends are held by us, subject to the same terms and conditions as the related performance shares or units, and vest and are settled in cash only if, when and to the extent the related performance shares or units vest and are settled in the same proportion as such vesting and settlement. In the event a performance share or unit is forfeited, the related dividends are also forfeited.
(6)	Awards of performance shares or units granted during fiscal 2013 that will vest, if at all, on January 10, 2016, based either upon a measurement of TSR relative to a peer group of similar companies from the award grant date, or target levels of internal target levels of ROIC. Specifically: (1) with respect to one-third of each executive’s performance shares, our TSR performance relative to the average performance of the common stock of a group of peer companies in the S&P Special Chemicals Index, as measured from January 10, 2013 to January 10, 2016; and (2) with respect to the remaining two-thirds of each executive’s performance shares, the achievement by the Company certain internal ROIC targets at January 10, 2016. With respect to each type of performance shares, no shares will vest if performance is below the 25th percentile or threshold target level, respectively, 20% will vest if performance is at the 25th percentile or threshold target level, respectively, 40% will vest if performance is at the 50th percentile or target level, respectively, and 100% will vest if performance is at or above the 75th percentile or the maximum target level, respectively. Any performance shares that do not vest on January 10, 2016 will be forfeited. With regard to dividend rights, these performance shares and units are allocated 40%, or target grant level, of any cash dividends that are declared and paid during the Performance Period with respect to target grant shares or units, although such dividends are held by us, subject to the same terms and conditions as the related performance shares or units, and vest and are settled in cash only if, when and to the extent the related performance shares or units vest and are settled in the same proportion as such vesting and settlement. In the event a performance share or unit is forfeited, the related dividends are also forfeited.
(7)	Awards of service-based restricted stock subject to vesting on the third anniversary of the date of grant conditioned on continued employment, which will occur as follows: (i) 4,268 shares on January 10, 2016, (ii) 3,618 shares on January 13, 2017, and (iii) 4,801 shares on January 9, 2018.
(8)	Awards of service-based restricted stock units or shares subject to vesting on the third anniversary of the date of grant conditioned on continued employment, the vesting of which are scheduled to occur as follows: (i) 827 shares on April 15, 2016, (ii) 1,810 units on January 13, 2017, and (iii) 1,633 units on January 9, 2018.
(9)	Awards of service-based restricted stock subject to vesting on the third anniversary of the date of grant conditioned on continued employment, the vesting of which will occur as follows: (i) 3,431 shares on January 10, 2016, (ii) 3,040 shares on January 13, 2017, and (iii) 3,690 shares on January 9, 2018.
(10)	Awards of service-based restricted stock units or shares subject to vesting on the third anniversary of the date of grant conditioned on continued employment, the vesting of which are scheduled to occur as follows: (i) 2,585 units on January 10, 2016, (ii) 11,576 shares on April 15, 2016, (iii) 2,135 units on January 13, 2017, and (iv) 1,927 units on January 9, 2018.

Option Exercises and Stock Vested during Fiscal Year

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Bernard Rzepka	—	—	15,104	(1)	$503,869
Joseph M. Gingo	—	—	320,496	(2)	$10,691,746
Joseph J. Levanduski	—	—	11,859	(3)	$395,616
Heinrich Lingnau-Schneider	—	—	3,027	(4)	$100,981
David C. Minc	—	—	10,087	(5)	$336,502
Gustavo Pérez	—	—	4,755	(6)	$158,627

(1)	These awards include vesting on January 12, 2015 of (i) 5,867 service-based restricted stock units from a fiscal year 2012 grant, and (ii) 9,237 performance units from a fiscal year 2012 grant, each with value realized upon vesting based on the closing price of the common stock on the vesting date of $33.36.

(2)	These awards include vesting on January 12, 2015 of (i) 23,318 service-based restricted shares from a 2012 fiscal year grant; (ii) 36,725 performance shares from a fiscal year 2012 grant, (iii) 19,159 service-based restricted shares from a 2013 fiscal year grant, 12,773 of which were subject to vesting for retirement, (iv) 17,365 service-based restricted shares from a 2014 fiscal year grant, 5,788 of which were subject to vesting for retirement, (v) 119,743 in performance shares from 2013 fiscal year grants, and (vi) 104,186 in performance shares from 2014 fiscal year grants, all with value realized upon vesting based on the closing price of the common stock on the vesting date of $33.36. With regard to the settlement of 41,313 TSR-based performance shares from 2013 and 2014 fiscal year grants, Mr. Gingo exercised his option to settle such awards in cash in lieu of shares of common stock. The vesting of Mr. Gingo’s previously issued grants of long-term incentive compensation plan awards is described further under Summary of Equity Awards Vesting in Fiscal 2015 immediately below in this proxy statement.
(3)	These awards include vesting on January 12, 2015 of (i) 4,607 shares of service-based restricted shares from a 2012 fiscal year grant, and (ii) 7,252 performance shares from a fiscal year 2012 grant, each with a value realized upon vesting based on the closing price of the common stock on the vesting date of $33.36.
(4)	These awards include vesting on January 12, 2015 of (i) 1,176 service-based restricted stock units from a fiscal year 2012 grant, and (ii) 1,851 performance units from a fiscal year 2012 grant, each with value realized upon vesting based on the closing price of the common stock on the vesting date of $33.36.
(5)	These awards include vesting on January 12, 2015 of (i) 3,919 shares of service-based restricted shares from a fiscal year 2012 grant, and (ii) 6,168 performance shares from a fiscal year 2012 grant, each with value realized upon vesting based on the closing price of the common stock on the vesting date of $33.36.
(6)	These awards include vesting on January 12, 2015 of 4,755 performance units from a fiscal year 2012 grant with value realized upon vesting based on the closing price of the common stock on the vesting date of $33.36.

Summary of Equity Awards Vesting in Fiscal 2015

During fiscal 2015, equity awards subject to normal vesting for our named executive officers included: (i) service-based restricted shares and restricted stock units granted in calendar year 2012; and (ii) performance shares and performance restricted stock units granted in calendar 2012 which were subject to performance-based vesting determined at the three-year anniversary of the grant date. The service-based restricted stock and restricted stock units vested based upon each named executive officer’s continued employment through the vesting date and were settled in shares of our common stock on the applicable vesting date. With regard to the performance shares and performance-based restricted stock units granted in 2012, (i) 42% of the TSR-based awards vested in fiscal 2015 because our TSR for the three-year performance period ending on January 12, 2015 exceeded the 25th percentile of peer S&P Specialty Chemical companies (the threshold level for vesting purposes), but did not attain the 50th percentile of such peers, and (ii) none of the ROIC-based awards vested in 2015 because our average ROIC of 9.3% for that performance period failed to attain the threshold vesting level of 11.0%, so all such ROIC-based performance shares and performance units were forfeited.

For Mr. Gingo, the Compensation Committee and the independent members of our Board of Directors unanimously approved the vesting of all of his long-term incentive compensation plan awards remaining outstanding after normal vesting occurred in fiscal 2015, as he otherwise would have been subject to pro rata vesting of such awards upon retirement. The Compensation Committee and the independent members of the Board of Directors were greatly impressed with Mr. Gingo’s leadership and the Company’s achievements during his tenure as CEO, including but not limited to the sustained improvements in financial performance, the creation of significant shareholder value evidenced in part by the Company’s common stock price nearly doubling and the Company’s TSR outperforming the median of companies in the Special Chemicals Index during that period, the completion of critical significant strategic initiatives including multiple acquisitions, divestitures and restructurings, and the implementation of a nearly entirely new executive management team resulting in a more performance-driven leadership culture for the Company. Consequently, the Compensation Committee and the independent members of the Board of Directors unanimously approved the vesting and settlement of all of Mr. Gingo’s long-term incentive awards remaining outstanding following the normal vesting of his 2012 awards during fiscal year 2015 and the portion of his time-based restricted shares granted in fiscal 2013 and 2014 which were subject to for retirement, in the following manner: (i) 17,963 of his time-based restricted shares granted in fiscal 2013 and 2014 were vested in addition to the 18,561 restricted shares which were already subject to vesting for retirement, (ii) all 182,617 of his ROIC-based performance share awards granted in fiscal 2013 and 2014 were vested and settled at the full amount, or 100% of the grants, as the Company was then performing at approximately the maximum vesting levels for those grants for the period through the end of his service as President and Chief Executive Officer, and (iii) 91,308 of his relative TSR-based outstanding performance share awards granted in fiscal 2013 and 2014 were vested and settled at the target levels, or 50% of the 2013 grant and 40% of the 2014 grant, as the Company was then performing approximately at the target level of relative TSR for the period through the end of his service as President and Chief Executive Officer. With regard to the settlement of his TSR-based performance shares, Mr. Gingo exercised his option to settle such awards in cash in lieu of shares of common stock.

Pension Benefits

(a)	(b)	(c)	(d)		(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Bernard Rzepka	A. Schulman GmbH Kerpen Pension Plan	23	$3,230,241	(1)	—
Joseph M. Gingo	N/A	—	—		—
Joseph J. Levanduski	N/A	—	—		—
Heinrich Lingnau-Schneider	A. Schulman GmbH Kerpen Pension Plan	16	$1,060,567	(1)	—
David C. Minc	N/A	—	—		—
Gustavo Pérez	ASI Employment, S.A. de .CV. Mexico Pension Plan	20	$688,942	(2)	—

(1)	The values presented for Mr. Rzepka and Mr. Lingnau-Schneider are based on their respective base salaries at the end of the 2015 fiscal year, and were converted from Euros to U.S. dollars at a 12-month average rate of 1.162193. Assumptions include age 65 commencement, no decrements for either death or termination prior to age 65, Heubeck 2005 Generational mortality after 65 and a discount rate of 2.25% at August 31, 2015.
(2)	The value presented for Mr. Pérez is based on a valuation at the end of the 2015 fiscal year, and was converted from Mexican Pesos to U.S. dollars at a 12-month average rate of 0.067665.

International Retirement Plans

For Messrs. Rzepka and Lingnau-Schneider, the pension benefits are calculated at a rate of 0.8% of final pensionable salary up to the applicable social security pension ceiling per year of service with a maximum of 20% and an additional 1.6% of pensionable salary for that portion exceeding the social security pension ceiling, with a maximum of 60%. Under German law, the benefits under the pension plan are fully vested and include a widow’s pension of 50% of the amount payable. If employment terminates prior to Mr. Rzepka or Mr. Lingnau-Schneider reaching age 65, their benefits would be reduced based upon their total years of service divided by the number of years of service needed to reach age 65. Spouses are entitled to receive 50% of the participant’s pension upon the participant’s death in service or during retirement. Mr. Rzepka’s participation in our European pension plan was frozen effective December 31, 2014, in connection with his promotion to President and Chief Executive Officer.

For Mr. Pérez, the pension benefit is based on a valuation of his account each fiscal year. The Company annually contributes up to 10% of base salary for each participant, including Mr. Pérez. Upon retirement, Mr. Pérez will be entitled to receive the greater of the current value of his account balance, or an amount equal to three months of base salary plus 20 days of base salary for each year of service. Benefits under the plan vest and become non-forfeitable in accordance with a formula that provides for partial vesting starting after two years of employment and full vesting after seven years of employment. Normal retirement under the plan is age 60 with at least ten years of service, but full benefits are also payable on early retirement on or after age 55 with at least ten years of service.

Non-Qualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Bernard Rzepka	—	$10,812	—	—	$10,812
Joseph M. Gingo	—	$2,673	$2,129	—	$310,612
Joseph J. Levanduski	—	$9,355	$(194)	—	$36,116
Heinrich Lingnau-Schneider	—	—	—	—	—
David C. Minc	—	$5,727	$(5)	—	$28,854
Gustavo Pérez	—	—	$(26)	—	$6,808

(1)	Column contains contributions by the Company in the last fiscal year under the Non-Qualified Plan. Amounts shown are included in the All Other Compensation column shown in the Summary Compensation Table located on page 34.
(2)	Earnings in this column represent estimated earnings on the Non-Qualified Plan, which are based upon the performance of the S&P 500. These amounts are not included in the Summary Compensation Table because they do not constitute above market interest or preferential earnings.

For a narrative discussion of our non-qualified retirement plan, see page 30 of the Compensation Discussion and Analysis.

Employment Agreements

We currently maintain employment agreements with certain members of our senior executive personnel. Of the named executive officers, we have current employment agreements only with Messrs. Rzepka and Levanduski, the material terms of which are outlined below. We do not currently maintain employment agreements with Messrs. Lingnau-Schneider, Minc or Pérez, although we have entered into a change-in-control agreement with each of them, the material terms of which are also described below.

Employment Agreement of Bernard Rzepka

In connection with the promotion of Mr. Rzepka to President and Chief Executive Officer, we entered into an Employment Agreement with Mr. Rzepka effective December 31, 2014, for a term of three years from January 1, 2015 through December 31, 2017 (the “Rzepka Agreement”). Under the terms of the Rzepka Agreement, he is entitled to an initial base salary of $736,000, which may not be decreased except as a result of Disability, as such term is defined in the Rzepka Agreement, but which may be increased from time to time by the Compensation Committee. Mr. Rzepka also is eligible to participate in our annual bonus program for senior executives, with a target level of 100% of base salary and leverage ranging from zero to 200% based upon performance metrics to be established by the Compensation Committee. In addition, Mr. Rzepka continues to be eligible to receive fringe benefits made generally available to our executives in accordance with Company policies and remains eligible to participate in all other employee compensation and benefit plans generally available to executives at a level appropriate for his position.

Upon termination of Mr. Rzepka’s employment during the term of the Rzepka Agreement, Mr. Rzepka may be entitled to receive certain post-termination benefits depending upon whether such termination is by the Company without Cause, in relation to a Change-in-Control, a Resignation for Cause by Mr. Rzepka or by reason of Mr. Rzepka’s death or Disability (as such terms are defined in the Rzepka Agreement). In the event the Company terminates Mr. Rzepka’s employment without Cause or Mr. Rzepka elects a Resignation for Cause prior to the expiration of the Rzepka Agreement and prior to a Change-in-Control, Mr. Rzepka shall receive: (i) the greater of his salary for twenty-four months or the remaining term of his agreement; (ii) a bonus on each October 31 during the remaining term in an amount equal to his annual base salary in effect on the date of termination; (iii) pro rata vesting of any outstanding equity award which has time-based vesting; and (iv) pro rata vesting of any outstanding equity award which has performance-based vesting, if, and only if, at the end of the applicable performance period the performance criteria for each performance-based award is achieved; and (v) continuation of life, medical, and dental insurance benefits for a period of 12 months. In the event Mr. Rzepka is terminated by reason of death, the Company shall pay a lump sum amount equal to 60% of Mr. Rzepka’s salary for 24 months to a designated beneficiary. In the event that Mr. Rzepka becomes Disabled, the Company shall pay Mr. Rzepka 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, the Company shall have the right to terminate Mr. Rzepka, although the 60% payments shall continue for the remainder of the 24-month period. In the event the agreement expires at the end of its term (prior to a Change in Control) and Mr. Rzepka’s employment as Chief Executive Officer terminates, Mr. Rzepka is entitled to receive, conditioned upon his satisfaction of certain restrictive covenants, continuation of his base salary then in effect and continued life, medical, and dental insurance benefits, each for a period of 12 months. If the Rzepka Agreement expires at the end of its term (prior to a Change in Control) and Mr. Rzepka’s employment as Chief Executive Officer continues but he is not otherwise provided with a separation or severance benefit equal to or greater than his then current annual base salary plus continuation of medical, life and dental insurance benefits for at least 12 months, then upon his subsequent termination of employment Mr. Rzepka will be entitled to receive, conditioned upon his satisfaction of certain restrictive covenants, his base salary in effect immediately prior to the date of termination of his employment as Chief Executive Officer and continuation of medical, life and dental insurance benefits each for a period of 12 months following his termination.

In the event Mr. Rzepka is terminated by the Company, or he voluntarily terminates his employment for Good Reason, following a Change-in-Control event and prior to the end of a Change-in-Control Protection Period for any reason, except (i) termination by the Company for Cause, (ii) termination by reason of death or Disability or (iii) termination by Mr. Rzepka without Good Reason (as such terms are defined in the Rzepka Agreement), Mr. Rzepka shall be paid a lump sum amount equal to three times: (1) the higher of Mr. Rzepka’s base salary (a) in effect immediately prior to the Change-in-Control event or (b) in effect on the date of notice of his termination; and (2) the greater of (x) the annual bonus earned by Mr. Rzepka in respect of the Company’s prior fiscal year, (y) the average annual bonus so earned in respect of the three fiscal years immediately preceding that in which the Change in Control occurs, or (z) $736,000. Of the foregoing payments, one-half of such payments shall be in consideration of and allocated to certain restrictive covenants. Additionally, Mr. Rzepka shall continue to receive certain insurance benefits for a period of 18 months.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Rzepka Agreement, for a period of one year following any termination of Mr. Rzepka’s employment, Mr. Rzepka shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company.

Pursuant to the terms of the Rzepka Agreement, Mr. Rzepka is not entitled to receive any tax gross up for any excise tax imposed upon him under Sections 280G and 4999 of the Code. In the event that any payments or benefits paid or payable to Mr. Rzepka pursuant to the Rzepka Agreement or any other plan, program or arrangement maintained by the Company would constitute a “parachute payment” within the meaning of Section 280G of the Code, Mr. Rzepka is entitled to receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by Mr. Rzepka on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Employment Agreement with Joseph J. Levanduski

On June 10, 2011, we entered into an employment agreement with Mr. Levanduski to retain him as our Vice President, Chief Financial Officer and, at that time, Treasurer. The original term of Mr. Levanduski’s agreement commenced on June 10, 2011 and was to end on December 31, 2014. On December 31, 2014, we entered into an Amended and Restated Employment Agreement with Mr. Levanduski for a term from January 1, 2015 through December 31, 2017 (the “Levanduski Agreement”).

Under the terms of the Levanduski Agreement, Mr. Levanduski is initially entitled to a base of $460,000 which may not be decreased except as a result of Disability, as such term is defined in the Levanduski Agreement, but which may be increased from time to time by the Compensation Committee as it deems appropriate in its reasonable judgment and based upon the recommendations of the Chief Executive Officer from evaluations of Mr. Levanduski’s performance. Mr. Levanduski is eligible to participate in our annual bonus program for senior executives, with a target level of at least 70% of base salary and leverage ranging from zero to 200% based upon the achievement of various financial goals and operating metrics, as well as an assessment of Mr. Levanduski’s individual performance. Mr. Levanduski is also eligible to receive fringe benefits made generally available to our executives in accordance with our Company policies and is eligible to participate in all other employee compensation and benefit plans generally available to executives at a level appropriate for his position.

Upon termination of Mr. Levanduski’s employment during the term of the Levanduski Agreement, Mr. Levanduski may be entitled to receive certain post-termination benefits depending upon whether such termination is by the Company without Cause, in relation to a Change-in-Control, a Resignation for Cause by Mr. Levanduski or by reason of Mr. Levanduski’s death or Disability (as such terms are defined in the Levanduski Agreement). In the event the Company terminates Mr. Levanduski’s employment without Cause or Mr. Levanduski elects a Resignation for Cause prior to the expiration of the Agreement and prior to a Change-in-Control, Mr. Levanduski shall receive: (i) the greater of his salary for twenty-four months or the remaining term of his agreement; (ii) a bonus on each October 31 during the remaining term in an amount equal to his annual base salary in effect on the date of termination; (iii) pro rata vesting of any outstanding equity award which has time-based vesting; and (iv) pro rata vesting of any outstanding equity award which has performance-based vesting, if, and only if, at the end of the applicable performance period the performance criteria for each performance-based award is achieved. In the event Mr. Levanduski is terminated by reason of death, the Company shall pay a lump sum amount equal to 60% of Mr. Levanduski’s salary for 24 months to a designated beneficiary. In the event that Mr. Levanduski becomes Disabled, the Company shall pay Mr. Levanduski 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, the Company shall have the right to terminate Mr. Levanduski, although the 60% payments shall continue for the remainder of the 24-month period. In the event the agreement expires at the end of its term (prior to a Change in Control) and Mr. Levanduski’s employment as Chief Financial Officer terminates, Mr. Levanduski is entitled to receive, conditioned upon his satisfaction of certain restrictive covenants, continuation of his base salary then in effect and continued life, medical, and dental insurance benefits, each for a period of 12 months. If the Levanduski Agreement expires at the end of its term (prior to a Change in Control) and Mr. Levanduski’s employment as Chief Financial Officer continues but he is not otherwise provided with a separation or severance benefit equal to or greater than his then current annual base salary plus continuation of medical, life and dental insurance benefits for at least 12 months, then upon his subsequent termination of employment Mr. Levanduski will be entitled to receive, conditioned upon his satisfaction of certain restrictive covenants, his base salary in effect immediately prior to the date of termination of his employment as Chief Financial Officer and continuation of medical, life and dental insurance benefits each for a period of 12 months following his termination.

In the event Mr. Levanduski is terminated by the Company, or he voluntarily terminates his employment for Good Reason, following a Change-in-Control event and prior to the end of a Change-in-Control Protection Period for any reason, except (i) termination by the Company for Cause, (ii) termination by reason of death or Disability or (iii) termination by Mr. Levanduski without Good Reason (as such terms are defined in the Agreement), Mr. Levanduski shall be paid a lump sum amount equal to two times the sum of: (1) the higher of Mr. Levanduski’s base salary (a) in effect immediately prior to the Change-in-Control event or (b) in effect on the date of notice of his termination; and (2) the greater of (x) the annual bonus earned by Mr. Rzepka in respect of the Company’s prior fiscal year, (y) the average annual bonus so earned in respect of the three fiscal years immediately preceding that in which the Change in Control occurs, or (z) $322,000. Additionally, Mr. Levanduski shall receive certain insurance benefits for 18 months from the date of termination.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Levanduski Agreement, for a period of one year following any termination of Mr. Levanduski’s employment, Mr. Levanduski shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company.

Under the terms of the Levanduski Agreement, Mr. Levanduski is not entitled to receive any tax gross up for any excise tax imposed upon him under Sections 280G and 4999 of the Code or the Treasury Regulations promulgated thereunder. In the event that any payments or benefits paid or payable to Mr. Levanduski pursuant to the Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code, then Mr. Levanduski shall receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the covered executive on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Employment Agreement of Joseph M. Gingo

On May 19, 2011, we entered into an Amended and Restated Employment Agreement with Mr. Gingo to extend his employment as the Company’s President and Chief Executive Officer through the end of December 31, 2014 (the “Gingo Agreement”). On April 4, 2013, we amended the Gingo Agreement to acknowledge that, in the event of a transformational acquisition in the specialty chemical space, the Board could exercise an option to extend Mr. Gingo’s employment as the Company’s Chief Executive Officer for up to two additional years. On December 31, 2014, we further amended the Gingo Agreement to extend the term one month to January 31, 2015 for administrative convenience, although the amendment confirmed that Mr. Gingo would no longer serve as President and Chief Executive Officer after December 31, 2014 and would serve for a salary of $1.00 for the month of January 2015. The Gingo Agreement expired by its own terms on January 31, 2015. Under the then applicable terms of the Gingo Agreement, Mr. Gingo was entitled to a minimum base salary of $810,000, was eligible to participate in our annual bonus program for senior executives, with a target level of 100% of base salary and leverage ranging from zero to 200% based upon performance metrics to be established by the Compensation Committee, and was entitled to receive an award of restricted shares of common stock as long-term incentive compensation under the Company’s then effective equity incentive plan based on a target grant value of 200% of base salary, subject to vesting based upon performance metrics to be established by the Compensation Committee. In addition, Mr. Gingo was eligible to receive fringe benefits made generally available to our executives in accordance with Company policies and to participate in all other employee compensation and benefit plans generally available to executives at a level appropriate for his position. The treatment of Mr. Gingo’s outstanding long-term incentive awards in contemplation of his retirement is described in the Option Exercises and Stock Vested during Fiscal Year table and under Summary of Equity Awards Vesting in Fiscal 2015 in this proxy statement.

Change-in-Control Agreements

On December 15, 2014, we entered into change-in-control agreements (the “Change-in-Control Agreements”) with certain of our executive officers, including Messrs. Lingnau-Schneider, Minc, and Pérez. As executed, the term of the Change-in-Control Agreements commenced on December 15, 2014 and will end on December 31, 2017. The Change-in-Control Agreements supersede change-in-control agreements that we had previously entered into with our executive officers, the terms of which were to expire on December 31, 2014. The Change-in-Control Agreements are structured as double-trigger agreements and provide that in the event (i) a covered executive is terminated by the Company during a Change-in-Control Protection Period without Cause, or (ii) a covered executive resigns from the Company during a Change-in-Control Protection Period for Good Reason (as such terms are defined in the Change-in-Control Agreements), such covered executive shall be entitled to the following: (1) continued payment of compensation and the provision of benefits through the date of termination; (2) an amount equal to any accrued, but unused vacation days; (3) a lump sum amount equal to two times the sum of (a) the covered executive’s base salary for the calendar year immediately preceding the year in which the date of termination occurs, and (b) the covered executive’s annual target bonus for the fiscal year in which termination occurs; and (4) the continuation of certain insurance benefits for a period of 18 months after the date of termination.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Change-in-Control Agreements, in the event that a covered executive becomes entitled to receive compensation under their respective Change-in-Control Agreement, then for a period of one year such covered executive shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company.

Under the terms of the Change-in-Control Agreements, covered executives are not entitled to receive any tax gross up for any excise tax imposed upon them under Sections 280G and 4999 of the Code. In the event that any payments or benefits paid or payable to a covered executive pursuant to their Change-in-Control Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code, then such covered executive shall receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the covered executive on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Potential Payments Upon Termination or Change-In-Control

Pursuant to the terms of each named executive officer’s respective employment or change-in-control agreement, each named executive officer is entitled to certain benefits upon their separation from service with the Company, depending on the nature of such separation from service. The following table represents amounts or benefits that would be payable or owed to each of the named executive officers upon termination of their employment as a result of the scenarios indicated in each column, assuming the termination occurred on August 31, 2015. No estimate of termination benefits is provided with respect to Mr. Gingo as he was no longer serving as an executive officer on August 31, 2015.

Compensation Components	Retirement or Voluntary Termination(1)	Death or Disability(2)	Involuntary Termination with Cause(3)	Involuntary Termination Without Cause(4)	Termination upon Change-in- Control(5)
For Bernard Rzepka
Severance	—	$883,200	—	$3,189,333	$4,416,000
Health/Welfare Benefits(6)	—	—	—	$5,682	$8,523
Incentive Plan Based Awards
Restricted Stock Awards	—	$2,118,273	—	$1,767,496	$3,086,507
Retirement Benefits
Pension and Non-Qualified Plans(7) (8)	$3,241,053	$3,241,053	$3,241,053	$3,241,053	$3,241,053

Total	$3,241,053	$6,242,526	$3,241,053	$8,203,564	$10,752,083

For Joseph J. Levanduski
Severance	—	$552,000	—	$1,717,333	$1,564,000
Health/Welfare Benefits(6)	—	—	—	$6,798	$10,198
Incentive Plan Based Award
Restricted Stock Awards	—	$1,409,228	—	$1,217,435	$1,944,949
Retirement Benefits
Non-Qualified Plan(7)	$36,116	$36,116	$36,116	$36,116	$36,116

Total	$36,116	$1,997,344	$36,116	$2,977,683	$3,555,263

For Heinrich Lingnau-Schneider
Severance	—	—	—	—	$1,291,150
Health/Welfare Benefits(6)	—	—	—	—	$23,881
Incentive Plan Based Award
Restricted Stock Awards	—	$419,876	—	—	$653,969
Retirement Benefits
Pension Plan(8)	$1,060,567	$1,060,567	$1,060,567	$1,060,567	$1,060,567

Total	$1,060,567	$1,480,443	$1,060,567	$1,060,567	$3,029,568

For David C. Minc
Severance	—	—	—	—	$1,232,000
Health/Welfare Benefits(6)	—	—	—	—	$6,512
Incentive Plan Based Awards
Restricted Stock Awards	$982,753	$1,138,294	—	—	$1,561,723
Retirement Benefits
Non-Qualified Plan(7)	$28,854	$28,854	$28,854	$28,854	$28,854

Total	$1,011,607	$1,167,148	$28,854	$28,854	$2,829,090

For Gustavo Pérez
Severance	—	—	—	—	$1,050,000
Health/Welfare Benefits(6)	—	—	—	—	$27,506
Incentive Plan Based Awards
Restricted Stock Awards	—	$1,192,721	—	—	$1,431,544
Retirement Benefits
Non-Qualified Plan(7)	$6,808	$6,808	$6,808	$6,808	$6,808

Total	$6,808	$1,199,529	$6,808	$6,808	$2,515,858

(1)

The Company considers normal retirement age to be 60 years of age; therefore Mr. Minc is the only named executive officer who would be eligible for retirement at August 31, 2015. A portion of restricted stock awards are released upon retirement. The number of service-based restricted stock awards released is determined by the time elapsed since the date of grant. For Messrs. Rzepka and Levanduski under their respective employment agreements, the portion of any outstanding performance-based awards released is also based on the time elapsed since the date of grant; however, such awards will be released only at the end of the vesting period and only if the performance criteria has been met. For purposes of this calculation, it was assumed that the pro rata amount of outstanding performance-based awards would vest based on current performance relative to the performance criteria. For other retirement eligible named executive officers, any outstanding performance-based awards are forfeited upon retirement under the terms and conditions of the grant award agreements. The value of equity awards was calculated using the closing price of the common stock on August 31, 2015 of $34.33. For Messrs. Rzepka, Levanduski, Lingnau-Schneider, and Pérez, information is presented based on a voluntary resignation (without “good reason” in the case of Messrs. Rzepka and

Levanduski), in which case any cash bonus or non-vested equity award is forfeited and they would be entitled only to vested retirement benefits.
(2)	The severance amount is a lump sum payment equal to 60% of the base salary for 24 months. All service-based restricted stock awards are considered fully vested upon death or disability, therefore the amount reflects the value of all time-based restricted stock outstanding for the named executive officers. The portion of any outstanding performance-based awards released is based on the time elapsed since the date of grant; however, such awards will be released only at the end of the vesting period and only if the performance criteria has been met. For purposes of this calculation, it was assumed that the pro rata amount of outstanding performance-based awards would vest based on current performance relative to the performance criteria. The value of equity awards was calculated using the closing price of the common stock on August 31, 2015 of $34.33.
(3)	The Company does not provide for any severance when termination occurs with cause. Under the 2006 Incentive Plan, all restricted stock awards are cancelled upon termination with cause. All options, vested and unvested, are forfeited immediately upon termination with no remaining time to exercise.
(4)	The severance benefits for Messrs. Rzepka and Levanduski reflect the severance compensation provided under each of their respective employment agreements as described for each of them under Employment Agreements in this proxy statement. With respect to treatment of outstanding equity incentive awards, under the 2006 Incentive Plan, the 2010 Value Creation Rewards Plan, and 2014 Equity Incentive Plan, all restricted stock awards generally are cancelled upon termination without cause. However, with respect to Messrs. Rzepka and Levanduski, a portion of their restricted stock and performance share awards are vested upon termination without cause as provided under each of their respective employment agreements. The number of service-based restricted stock awards released is determined by the time elapsed since the date of grant. The portion of any outstanding performance-based awards released is also based on the time elapsed since the date of grant; however, such awards will be released only at the end of the vesting period and only if the performance criteria has been met. The value of such equity awards was calculated using the closing price of the common stock on August 31, 2015 of $34.33. In addition, each of their employment agreements includes a “net best effects” provision which applies if any payments or benefits paid or payable upon termination would constitute a “parachute payment” within the meaning of Section 280G of the Code. If so, then they are entitled to receive the greater of: (i) one dollar ($1.00) less than the amount which would cause the payments and benefits to constitute a “parachute payment”; or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code, if such amount would be greater than the foregoing amount, after taking into account all federal, state and local taxes, provided that any reduction to any payment pursuant this provision is to be made consistent with the requirements of Section 409A of the Code.
(5)	Severance benefits determined pursuant to each named executive officer’s respective employment agreement, change-in-control agreement, and equity award agreements. Upon a change-in-control, all equity awards are subject to vesting as of the date of a change-in-control regardless of whether there is a subsequent termination. Time-based restricted stock awards are considered fully vested upon a change-in-control, therefore, the amount reflects the value of all restricted stock awards outstanding for the named executive officers. Performance-based equity awards are considered vested at the target level of the performance criteria included in the equity awards. The value of equity awards was calculated using the closing price of the common stock on August 31, 2015 of $34.33. In addition, each employment and change-in-control agreement includes a “net best effects” provision which applies if any payments or benefits paid or payable upon termination would constitute a “parachute payment” within the meaning of Section 280G of the Code. If so, then they are entitled to receive the greater of: (i) one dollar ($1.00) less than the amount which would cause the payments and benefits to constitute a “parachute payment”; or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code, if such amount would be greater than the foregoing amount, after taking into account all federal, state and local taxes, provided that any reduction to any payment pursuant this provision is to be made consistent with the requirements of Section 409A of the Code.
(6)	In the event of termination following a change-in-control, each named executive officer is eligible to up to 18 months of life, disability, accident and health insurance without cost under their respective employment agreement or change-in-control agreement. These amounts are estimated based on current costs for insurance and could change depending on the actual timing of such event.
(7)	Benefits under the Non-Qualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after two years of employment and full vesting after seven years of employment. In addition, upon a change-in-control, participants’ benefits under the Non-Qualified Plan become fully vested and non-forfeitable.
(8)	For Mr. Rzepka, amount includes $3,230,241 in benefits under our European pension plan, the benefits under which were frozen effective December 31, 2014, and $10,812 in benefits under our Non-Qualified Plan. For Mr. Lingnau-Schneider, entire amount constitutes benefits under our European pension plan. Each of the amounts under our European pension plan was calculated using Euro amounts which were converted to U.S. dollars using a 12-month average rate of 1.162193.

Director Compensation

The following table sets forth compensation information for each of our non-employee directors. Mr. Rzepka, as an employee of the Company, received no additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Eugene R. Allspach	$80,000	$70,057	—	—	—	—	$150,057
Gregory T. Barmore	$97,500	$70,057	—	—	—	—	$167,557
David G. Birney	$100,000	$70,057	—	—	—	—	$170,057
Joseph M. Gingo	$150,000	$70,057	—	—	—	—	$220,057
Michael A. McManus, Jr.	$80,000	$70,057	—	—	—	—	$150,057
Lee D. Meyer	$90,000	$70,057	—	—	—	—	$160,057
James A. Mitarotonda	$80,000	$70,057	—	—	—	—	$150,057
Ernest J. Novak, Jr.	$97,500	$70,057	—	—	—	—	$167,557
Dr. Irvin D. Reid	$90,000	$70,057	—	—	—	—	$160,057

(1)	Amounts shown reflect all fees paid in cash for services as a director during fiscal 2015, which are paid at the beginning of each calendar quarter. Amounts shown also include the following cash retainers paid to directors with additional duties: (i) $120,000 for non-executive chair; (ii) $20,000 for the lead independent director; (iii) $17,500 for the Audit and Compensation Committee chairs; and (iv) $10,000 for all other committee chairs. Mr. Mitarotonda elected to participate in the Company’s Executives and Directors Stock Ownership Guidelines Compliance Program Plan (“EDSOP”) during a portion of fiscal year 2015, resulting in $5,000 of his fees otherwise payable in cash as shown above invested in Company stock through the EDSOP.
(2)	Amounts shown reflect the aggregate grant date fair value of 2,090 shares of our common stock granted during fiscal 2015 of $33.45 computed in accordance with FASB ASC Topic 718. However, the targeted value of the share awards as one-half of our directors’ annual retainer was $80,000. The number of shares was determined by dividing that target value of $80,000 by the average trading value of a share of our common stock for the 30-day period preceding the grant date, or $38.27. Assumptions used in the calculation of the amounts shown are included in Note 10 “Incentive Stock Plans” to the Consolidated Financial Statements included in A. Schulman’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015.

Annual base compensation of directors is comprised of a cash retainer in the amount of $80,000 and an award of shares of common stock at a targeted value of $80,000, based on the average trading value of our common stock for the 30-day period preceding the grant date. We have eliminated per meeting fees unless directors attend more than 24 meetings annually, in which case directors will receive $1,500 for each Board or Committee meeting attended. Additional cash retainers are provided for the following leadership positions on the Board of Directors: (i) Non-Executive Chair – $120,000; (ii) Lead Independent Director – $20,000; (iii) Audit and Compensation Committee Chair – $17,500; and (iv) all other Committee Chairs – $10,000. To more closely align with the term of office of our directors (which commences immediately following the annual meeting of stockholders, typically held in mid-December), we pay our director compensation on a calendar year basis, by paying a proportionate amount of the annual retainer fee at the beginning of each calendar quarter.

Directors may elect to participate in our EDSOP, which we implemented in fiscal 2012 to help facilitate compliance with our stock ownership guidelines. The EDSOP provides our directors and executive officers with a convenient method to directly purchase our common stock at its fair market value with their director retainer fees or annual incentive compensation payments, as the case may be. As of the end of fiscal 2015, no director was participating in the EDSOP.

Pursuant to the Amended and Restated Directors Deferred Units Plan (the “Directors Plan”), a director may elect to defer all or a portion of his or her director fees in a calendar year. Deferred director fees are credited to an account for each participating director (the “Account”) until the last day of each quarter (a “Valuation Date”). On each Valuation Date, the Account is credited with the amount of any dividends that would have been paid to the director had he or she actually owned shares of common stock equal to the number of units in the Account at the time of the dividend payment. On each Valuation Date, all amounts credited to the Account are converted into units by dividing the amount in the Account by the closing price of common stock on the Valuation Date. Upon the earlier of a director’s separation from service as a director, a change of control or a director’s disability (each a “Triggering Event”), units are converted into cash and paid to the director in a single lump sum no later than March 15 of the calendar year that begins after the calendar year during which a Triggering Event occurs. The conversion into cash is based on the closing price of the common stock on the date prior to the date that payment is made. At the end of fiscal 2015, no director participated in the Directors Plan.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company, and the Audit Committee is responsible for overseeing the qualifications, independence and performance of, and the Company’s relationship with, its independent registered public accounting firm. The Audit Committee is comprised of five independent directors, as defined by applicable NASDAQ and Commission rules, and operates under a written charter adopted by the Board. The Audit Committee includes the following members of the Board of Directors: Ernest J. Novak, Jr. (Chair), Eugene R. Allspach, Gregory T. Barmore, Michael A. McManus, Jr., and Lee D. Meyer.

The Audit Committee has met, reviewed and discussed with management the consolidated financial statements of the Company for the fiscal year ended August 31, 2015, who represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with PricewaterhouseCoopers LLP, our registered independent public accounting firm, matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with PricewaterhouseCoopers LLP any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of PricewaterhouseCoopers LLP, and the Audit Committee has satisfied itself as to PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP, and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended August 31, 2015 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that PricewaterhouseCoopers LLP be appointed as the Company’s independent registered public accounting firm for the 2016 fiscal year.

Audit Committee:

Ernest J. Novak, Jr., Chair

Eugene R. Allspach

Gregory T. Barmore

Michael A. McManus, Jr.

Lee D. Meyer

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the books, records and accounts of the Company and its subsidiaries for the fiscal year ending August 31, 2016. This selection is being presented to stockholders for ratification or rejection at the Annual Meeting. THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT SUCH APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended August 31, 2015. During early fiscal 2015, the Audit Committee engaged in a robust review of the qualifications, performance and proposed fees of PricewaterhouseCoopers LLP, including consideration of a presentation by the accounting firm and the input of management. Based on this review, PricewaterhouseCoopers LLP was determined by the Audit Committee and the Board of Directors to be well qualified for continued selection as our independent registered public accounting firm for fiscal year 2016. By NASDAQ and Commission rules and regulations, appointment of A. Schulman’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this appointment as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

For ratification, this Proposal Two will require the affirmative vote of the holders of a majority of the shares of common stock present, represented and entitled to vote at the Annual Meeting. In determining whether Proposal Two has received the requisite vote for approval, broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved. Abstentions will be counted as present and entitled to vote on the matter for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two. If Proposal Two is rejected, or if PricewaterhouseCoopers LLP declines to act or becomes incapable of acting as our independent registered public accounting firm, or if its engagement is otherwise discontinued, the Audit Committee will appoint another public auditor, the continued engagement of whom, after the Annual Meeting, will be subject to ratification by the stockholders.

Fees Incurred by Independent Registered Public Accounting Firm

Set forth below are the aggregate fees and expenses for professional services rendered by PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2015 and 2014 fiscal years.

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$3,508,218	$3,332,000
Audit-Related Fees(2)	$531,000	$521,500
Tax Fees(3)	$1,330,570	$899,805
All Other Fees	$0	$0

(1)	Comprised of the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting, and its limited reviews of the Company’s unaudited consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as statutory audits of the Company’s subsidiaries and consents to Commission filings.
(2)	Comprised of services rendered by PricewaterhouseCoopers LLP primarily related to specialized reporting, consultation services, and other procedures in various jurisdictions.
(3)	Comprised of professional services rendered by PricewaterhouseCoopers LLP for tax consulting and advice and domestic and international tax compliance and tax return preparation. For fiscal 2015, tax consulting fees were $175,715, tax compliance fees were $948,475, and other tax related fees were $206,380.

Pre-Approval of Fees

As required by our pre-approval policy, the Audit Committee or the Chair of the Audit Committee pre-approves all audit and non-audit services performed by the independent registered public accounting firm and related fee arrangements to assure that the provision of the services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval by the Audit Committee, it requires specific pre-approval. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval.

The Audit Committee has delegated pre-approval authority to its Chair, provided that the pre-approval is reviewed by the full Audit Committee at its next regular meeting.

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing stockholders with the right to vote to approve, on an advisory (nonbinding) basis, the following resolution relative to the compensation of our named executive officers:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation philosophy is designed to provide a pay for performance compensation package, targeted at median market levels, to our named executive officers in order to attract, retain and motivate the key executives who are directly responsible for our continued success. We believe that this compensation philosophy, and the programs and policies approved and adopted by the Compensation Committee thereunder, has allowed us to attract and retain a talented executive management team which has provided successful leadership during the recent periods of economic turbulence and implementation of our significant acquisition and integration strategies.

Please read the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, including the related narrative, for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2015 compensation of our named executive officers.

The proposal to approve the resolution regarding the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as being present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. Because this vote is advisory, it will not be binding on the Company or the Compensation Committee; however, the Board of Directors and the Compensation Committee will review the voting results and take into account the outcome of the vote when considering future executive compensation matters. Taking into account the advisory vote of shareholders at our 2011 Annual Meeting regarding the frequency of future advisory votes to approve executive compensation, the Board’s current policy is to include an advisory resolution regarding approval of the compensation of our named executive officers annually. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve our executive compensation will occur at the 2016 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF

THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those described in this proxy statement. Our By-Laws describe procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted at any Annual Meeting. A copy of the pertinent By-Law provisions is available on request to our Corporate Secretary at: A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333. If any such stockholder proposals or other business to be transacted properly comes before the Annual Meeting, it is intended that shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

By order of the Board of Directors,

DAVID C. MINC
Vice President, General Counsel and Secretary

October 29, 2015

APPENDIX A

A. Schulman, Inc.

Bonus Reconciliation

Amounts in USD millions except EMEA amounts in EUR

For the year ended August 31, 2015
	Consolidated Net Income	Operating Income
		Consolidated	EMEA	USCAN	LATAM	APAC
GAAP continuing operations, as reported in Form 10-K	$24.2	$70.4	€55.7	$32.1	$11.6	$14.3
Non-GAAP adjustments(1)	45.7	50.3	—	8.6	1.5	0.1

Non-GAAP, as reported in Form 10-K / Earnings Release	$69.9	$120.7	€68.0	$40.7	$13.1	$14.4
Bonus adjustments(2)	7.2	1.0	—	(5.8)	3.6	0.2

Results for bonus payout, per proxy statement	$77.1	$121.7	€66.8	$35.0	$16.6	$14.6

For the year ended August 31, 2014
	Consolidated Net Income	Operating Income
		Consolidated	EMEA	USCAN	LATAM	APAC
GAAP continuing operations, as reported in Form 10-K	$56.2	$82.3	€56.6	$28.6	$4.2	$12.2
Non-GAAP adjustments(1)	13.2	17.6	—	1.8	4.2	0.3

Non-GAAP, as reported in Form 10-K / Earnings Release	$69.3	$99.9	€59.3	$30.4	$8.4	$12.5
Bonus adjustments(2)	(3.2)	(3.0)	0.2	—	0.1	—

Results for bonus payout, per proxy statement	$66.1	$96.9	€59.5	$30.4	$8.5	$12.5

For the year ended August 31, 2013
	Consolidated Net Income	Operating Income
		Consolidated	EMEA	Americas	APAC
GAAP continuing operations, as reported in Form 10-K	$26.1	$63.1	€43.3	$24.1	$11.9
Non-GAAP adjustments(1)	27.7	19.8	—	4.3	0.2

Non-GAAP, as reported in Form 10-K / Earnings Release	$53.8	$82.9	€51.5	$28.4	$12.1
Bonus adjustments(2)	(4.7)	(5.2)	—	(1.3)	(3.1)

Results for bonus payout, per proxy statement	$49.1	$77.7	€51.9	$27.1	$9.0

A-1

(1)	Adjustments to operating income and GAAP continuing operations net income are a non-GAAP financial measure. Adjustments include charges related to specific strategic initiatives, acquisitions or restructurings activities such as: costs related to acquisitions including those costs incurred to pursue intended targets; acquisition-related interest expense; restructuring related costs including items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges; accelerated depreciation; CEO transition costs; inventory step-up costs including the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting; gain on extinguishment of debt; tax (charges) or benefits; and income or (loss) from discontinued operations.
(2)	Bonus adjustments for all years include adjusting financial results to budgeted foreign exchange rates. In fiscal 2015, bonus adjustments also represent the exclusion of discretionary non-budgeted items whose exclusion resulted in lower payout percentages in all segments.

A-2

SHAREOWNER SERVICES
PO BOX 64945
ST. PAUL, MN 55164-0945

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote your proxy and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 10, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote your proxy up until 11:59 P.M. Eastern Time on December 10, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
1a. Eugene R. Allspach	☐	☐	☐
1b. Gregory T. Barmore	☐	☐	☐

1c. David G. Birney	☐	☐	☐	1j. Bernard Rzepka	☐	☐	☐

1d. Joseph M. Gingo	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2. and 3.	For	Against	Abstain

1e. Michael A. McManus, Jr.	☐	☐	☐	2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending August 31, 2016	☐	☐	☐
1f. Lee D. Meyer	☐	☐	☐
1g. James A. Mitarotonda	☐	☐	☐	3. The approval, on an advisory basis, of the compensation of the Company's named executive officers	☐	☐	☐
1h. Ernest J. Novak, Jr.	☐	☐	☐
1i. Dr. Irvin D. Reid	☐	☐	☐	NOTE: The transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.
For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

			JOB #				SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

A. Schulman, Inc.
Annual Meeting of Stockholders

Friday, December 11, 2015
10:00 A.M. local time

The Hilton Inn West
3180 West Market Street
Akron, Ohio 44333

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. SCHULMAN, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 11, 2015

The undersigned hereby appoints BERNARD RZEPKA, JOSEPH J. LEVANDUSKI, and DAVID C. MINC and each of them as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of common stock of A. Schulman, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders of A. Schulman, Inc. to be held on December 11, 2015 and at any adjournment(s) and postponement(s) thereof, in the manner specified on this proxy and as fully as the undersigned could do if personally present at the meeting. Receipt of a separate notice of annual meeting and proxy statement is acknowledged by return of this proxy or by voting via telephone or internet in accordance with the instructions on the other side of this proxy.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you vote by telephone or internet you do not need to mail back this proxy. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. SCHULMAN, INC. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” THE APPROVAL OF PROPOSALS TWO AND THREE.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on December 11, 2015

A. SCHULMAN, INC.	Meeting Information
Meeting Type: Annual Meeting
For holders as of: October 16, 2015
Date: December 11, 2015 Time: 10:00 AM EST
	Location:	Hilton Inn West 3180 West Market St Akron OH 44333

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

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Voting items

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
1a.	Eugene R. Allspach	3.	The approval, on an advisory basis, of the compensation of the Company’s named executive officers
1b.	Gregory T. Barmore
1c.	David G. Birney		NOTE: The transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.
1d.	Joseph M. Gingo
1e.	Michael A. McManus, Jr.
1f.	Lee D. Meyer
1g.	James A. Mitarotonda
1h.	Ernest J. Novak, Jr.
1i.	Dr. Irvin D. Reid
1j.	Bernard Rzepka
The Board of Directors recommends you vote FOR proposals 2. and 3.
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016